UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.          )

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PROGRESS SOFTWARE CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ABOUT THE MEETING AND VOTING
PROPOSAL 1: ELECTION OF DIRECTOR NOMINEES
DIRECTORS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
DIRECTOR COMPENSATION TABLE -- FISCAL YEAR 2009
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
Summary Compensation Table -- Fiscal Years 2007, 2008 and 2009
GRANTS OF PLAN-BASED AWARDS TABLE -- FISCAL YEAR 2009
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2: APPROVAL OF AMENDMENT TO THE PROGRESS SOFTWARE CORPORATION 2008 STOCK OPTION AND INCENTIVE PLAN
PROPOSAL 3: AMENDMENT TO THE PROGRESS SOFTWARE CORPORATION 1991 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 4: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
PROPOSALS OF SHAREHOLDERS FOR 2011 ANNUAL MEETING
EXPENSES OF SOLICITATION
AVAILABLE INFORMATION

PROGRESS SOFTWARE CORPORATION
14 Oak Park
Bedford, Massachusetts 01730

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Progress Software Corporation will be held on April 27, 2010, commencing at 10:00 a.m., local time, at our principal executive offices located at 14 Oak Park, Bedford, Massachusetts 01730, for the following purposes:

(1)	To elect six directors nominated by the Board of Directors;

(2)	To approve an amendment to the Progress Software Corporation 2008 Stock Option and Incentive Plan to increase the maximum number of shares that may be issued under that plan by 6,000,000 shares;

(3)	To approve an amendment to the Progress Software Corporation 1991 Employee Stock Purchase Plan, as amended, to increase the maximum number of shares that may be issued under that plan by 400,000 shares;

(4)	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010; and

(5)	To transact any other business as may properly come before the annual meeting and any adjournment or postponement of that meeting.

Proposal 1 relates solely to the election of six directors nominated by our Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any shareholder.

Our Board of Directors has fixed the close of business on February 26, 2010 as the record date for determination of the shareholders entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement of that meeting.

By Order of the Board of Directors,

James D. Freedman
Secretary

March 26, 2010

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

PROGRESS SOFTWARE CORPORATION
14 Oak Park
Bedford, Massachusetts 01730

PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Progress Software Corporation of proxies for use at the 2010 Annual Meeting of Shareholders to be held on April 27, 2010, at 10:00 a.m., local time, at our principal executive offices located at 14 Oak Park, Bedford, Massachusetts 01730. We anticipate that this proxy statement and the accompanying form of proxy will first be mailed to shareholders on or about March 26, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to Be Held on April 27, 2010:

This proxy statement and our 2009 Annual Report to shareholders are available at: http://materials.proxyvote.com/743312

At the annual meeting, shareholders will be asked to consider and vote upon the following proposals:

1.	To elect six directors nominated by the Board of Directors;

2.	To approve an amendment to the Progress Software Corporation 2008 Stock Option and Incentive Plan to increase the maximum number of shares that may be issued under that plan by 6,000,000 shares;

3.	To approve an amendment to the Progress Software Corporation 1991 Employee Stock Purchase Plan, as amended, to increase the maximum number of shares that may be issued under that plan by 400,000 shares;

4.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010; and

5.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement of that meeting.

You may obtain directions to the location of the annual meeting by visiting our website at www.progress.com.

ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the meeting notice provided with this proxy statement, including the election of directors, an amendment to our principal stock option plan, an amendment to our employee stock purchase plan and ratification of the appointment of our independent registered public accounting firm.

Who can attend the meeting?

All shareholders as of the close of business on February 26, 2010, the record date, or their duly appointed proxies, may attend the meeting. If you plan to attend the meeting, please note that you will need to bring your proxy card or voting instruction card and valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting and all mobile phones must be silenced during the meeting.

Please also note that if you hold your shares through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on the record date for the meeting are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. There were 41,236,576 shares of our common stock outstanding on the record date.

What are the voting rights of the holders of the company’s common stock?

Each share of our common stock outstanding on the record date will be entitled to one vote on each matter considered at the meeting.

What is the difference between holding shares as a shareholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us by completing, signing, dating and returning a proxy card, or to vote in person at the annual meeting.

Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares. We have sent these proxy materials to your broker or bank. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee will provide a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

What is a quorum?

A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting. For the annual meeting, the presence, in person or by proxy, of the holders of at least 20,618,289 shares, which is a simple majority of the 41,236,576 shares outstanding as of the record date, will be considered a quorum allowing votes to be taken and counted for the matters before the shareholders.

If you are a shareholder of record, you must deliver your vote by mail or attend the annual meeting in person and vote in order to be counted in the determination of a quorum.

If you are a beneficial owner, your broker will vote your shares pursuant to your instructions, and those shares will count in the determination of a quorum. If you do not vote via proxy card or provide any instructions to your broker, your shares will still count for purposes of attaining a quorum and your broker may vote your shares in its discretion on proposal 4.

How do I vote?

If you are a shareholder of record, you have the option of submitting your proxy card by mail or attending the meeting and delivering the proxy card. The designated proxy will vote according to your instructions. You may also attend the meeting and personally vote by ballot.

If you are a beneficial owner of shares, in order to vote at the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares. If you have the broker’s proxy, you may vote by ballot or you may complete and deliver another proxy card in person at the meeting.

Can I change or revoke my vote?

You may revoke your vote at any time before the proxy is exercised by filing with our secretary a written notice of revocation or by signing and duly delivering a proxy bearing a later date. At the meeting, you may revoke or change your vote by submitting a proxy to the inspector of elections or voting by ballot. Your attendance at the meeting will not by itself revoke your vote.

What are the recommendations of our Board of Directors?

Our Board of Directors recommends that you vote:

•	for the election of the slate of directors nominated by our Board of Directors (see proposal 1);

•	for approval of the amendment to the 2008 Stock Option and Incentive Plan to increase the number of authorized shares by 6,000,000 shares (see proposal 2);

•	for approval of the amendment to the 1991 Employee Stock Purchase Plan to increase the number of authorized shares by 400,000 shares (see proposal 3); and

•	for ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010 (see proposal 4).

What vote is required to approve each proposal?

Election of Directors

Directors are elected by a plurality of votes cast. This means that the six directors receiving the most votes cast at the meeting will be elected to serve for the next year. Only votes cast “for” are counted in determining whether a plurality has been cast in favor of a director. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Broker non-votes, while included for purposes of attaining a quorum, will have no effect on the vote on this proposal.

All Other Proposals

For each other proposal, the proposal will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstention and broker non-votes will have no effect on the vote on the approval of that proposal.

Street Name Shares and Broker Non-Votes

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some proposals. “Broker non-votes” are shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote. For this meeting, if you do not give specific instructions, your broker or nominee may cast your vote in its discretion for proposal 4, the ratification of the appointment of our independent registered public accounting firm. “Broker non-votes”, while included for purposes of attaining a quorum, will have no effect on the vote. If you do not give specific instructions, your broker or nominee is not permitted to cast your vote in its discretion for proposal 1, the election of directors, proposal 2, the approval of an amendment to the 2008 Stock Option and Incentive Plan, or proposal 3, the approval of an amendment to our employee stock purchase plan, and such “broker non-vote” will not be counted in determining the total number of shares necessary for approval of those proposals and will therefore have no effect on those proposals.

What is “householding” of proxy materials?

In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the proxy materials. This practice is designed to reduce duplicate mailings and save printing and postage costs. If you would like to have a separate copy of our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your proxy card. We will deliver such additional copies promptly upon receipt of such request.

In other cases, shareholders receiving multiple copies at the same address may wish to receive only one. If you now receive more than one copy, and would like to receive only one copy, please submit your request to the address or phone number that appears on your proxy card.

Who will count the votes and where can I find the voting results?

American Stock Transfer & Trust Company will tabulate the voting results. We will announce the voting results at the annual meeting and will publish the results by filing a current report on Form 8-K within four business days of the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTOR NOMINEES

The number of directors on our Board of Directors is fixed from time to time by our shareholders and may be enlarged or reduced by vote of a majority of our Board of Directors. Currently our Board of Directors is comprised of six members. Our Board of Directors has nominated for election as directors Barry N. Bycoff, Ram Gupta, Charles F. Kane, David A. Krall, Michael L. Mark and Richard D. Reidy, each of whom is currently a director of our company.

Each director elected at the annual meeting will hold office until the next annual meeting of shareholders or special meeting in lieu of such annual meeting and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. There are no family relationships among any of our executive officers or directors.

Each of the director nominees named in this proxy statement has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve. In the event that before the annual meeting one or more nominees should become unwilling or unable to serve, the persons named in the enclosed proxy will vote the shares represented by any proxy received by our Board of Directors for such other person or persons as may thereafter be nominated for director by the Nominating and Corporate Governance Committee and our Board of Directors.

If a quorum is present at the annual meeting, a plurality of the votes properly cast will be required to elect a nominee to the office of director.

Our Board of Directors recommends that you vote FOR the election of the following six individuals as directors: Barry N. Bycoff, Ram Gupta, Charles F. Kane, David A. Krall, Michael L. Mark and Richard D. Reidy.

DIRECTORS

The following table sets forth the director nominees, their ages, and the positions currently held by each person with our company.

Name	Age	Position

Barry N. Bycoff	61	Executive Chairman
Ram Gupta(1)(2)(3)	47	Director
Charles F. Kane(1)(2)	52	Director
David A. Krall(2)(3)	49	Director
Michael L. Mark(1)(3)	64	Lead Independent Director
Richard D. Reidy	50	President and Chief Executive Officer

(1)	Member of Audit Committee

(2)	Member of Nominating and Corporate Governance Committee

(3)	Member of Compensation Committee

Mr. Bycoff became our Executive Chairman in March 2009 and has been a director since March 2007. From May 2005 to July 2007, Mr. Bycoff was a venture partner of Pequot Ventures, the venture capital arm of Pequot Capital Management, Inc., and from July 1996 to November 2004, Mr. Bycoff was Chairman and CEO of Netegrity, Inc.

Mr. Gupta has been a director since May 2008.  From August 2000 to October 2004, Mr. Gupta was Executive Vice President, Peoplesoft Inc., and from November 2005 to May 2007, Mr. Gupta was President and Chief Executive Officer of CAST Iron Systems, Inc. Mr. Gupta is currently a private investor. Mr. Gupta also is a director of S1 Corp.

Mr. Kane has been a director since November 2006.  Mr. Kane is currently President and Chief Operating Officer of One Laptop Per Child. From May 2006 to October 2006, Mr. Kane was Chief Financial Officer of RSA Security Inc., and from July 2002 to May 2006, was Chief Financial Officer of Aspen Technology, Inc. Mr. Kane also is a director of Netezza Corporation.

Mr. Krall has been a director since February 2008.  Mr. Krall is currently President and Chief Operating Officer of Roku, Inc., which he joined in February 2010. Prior to that time, Mr. Krall was President and Chief Executive Officer and a member of the Board of Directors of QSecure, Inc. From 2000 to 2007, Mr. Krall was President, Chief Executive Officer and a member of the Board of Directors of Avid Technology, Inc.

Mr. Mark was appointed Lead Independent Director in March 2009 and has been a director since July 1987. From December 2006 until March 2009, Mr. Mark was Chairman of the Board. Mr. Mark is a private investor.

Mr. Reidy became our President and Chief Executive Officer in March 2009. Prior to that time, Mr. Reidy was our Chief Operating Officer, a position he had held since September 2008. From December 2007 until September 2008, Mr. Reidy was Executive Vice President, and from 2004 until December 2007, was President, DataDirect Technologies Division. Mr. Reidy joined us in 1985 and has been a director since May 2009.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Our Board of Directors met eight times during the fiscal year ended November 30, 2009. Each of the directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of all committees of our Board of Directors on which he served during fiscal year 2009. Our Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees.

Audit Committee

The Audit Committee of our Board of Directors during fiscal year 2009 consisted of Messrs. Gupta (from March 2009), Kane and Mark, with Mr. Kane serving as Chairman. In connection with his appointment as Executive Chairman in March 2009, Mr. Bycoff resigned as a member of the Audit Committee in order to ensure that the independence requirements of the Securities and Exchange Commission, or SEC, and The NASDAQ Stock Market LLC, or NASDAQ, continue to be met.

Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by NASDAQ and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Kane qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee met eight times during fiscal year 2009.

The Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the Corporate Governance page. As described more fully in its charter, the Audit Committee oversees our accounting and financial reporting processes, internal controls and audit functions.

For fiscal year 2009, among other functions, the Audit Committee:

•	appointed the independent registered public accounting firm;

•	reviewed with our independent registered public accounting firm the scope of the audit for the year and the results of the audit when completed;

•	reviewed the independent registered public accounting firm’s fees for services performed;

•	reviewed with management and the independent registered public accounting firm the annual audited financial statements and the quarterly financial statements, prior to the filing of reports containing those financial statements with the SEC;

•	reviewed with management our major financial risks and the steps management has taken to monitor and control such risks; and

•	reviewed with management various matters related to our internal controls.

Compensation Committee

The Compensation Committee of our Board of Directors during fiscal year 2009 consisted of Messrs. Krall, Gupta and Mark (from March 2009), with Mr. Krall serving as Chairman (from May 2009). Roger Heinen, who did not stand for re-election at the 2009 annual meeting of shareholders, served as Chairman of the Compensation Committee until May 2009.

Our Board of Directors has determined that each member of the Compensation Committee meets the independence requirements promulgated by NASDAQ. The Compensation Committee met ten times during fiscal year 2009. The Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the Corporate Governance page.

In accordance with its charter, the Compensation Committee:

•	oversees our overall compensation structure, policies and programs;

•	administers our stock option and other equity-based plans;

•	reviews, and recommends to our Board of Directors for its approval, the compensation of our Chief Executive Officer;

•	reviews and determines the compensation of all executive officers (as defined in Section 16 of the Exchange Act) of our company other than the Chief Executive Officer;

•	reviews and makes recommendations to our Board of Directors regarding the compensation of our directors; and

•	is responsible for producing the annual report included in this proxy statement.

Our Chief Executive Officer, our other executives, and our human resources department support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding our compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation Committee on an annual basis regarding salary increases, potential bonuses, and equity awards for each of our other executive officers.

The Compensation Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. In fiscal year 2009, the Compensation Committee retained Radford Surveys + Consulting, or Radford, to assist it in evaluating the compensation of our officers and directors. Please read the “COMPENSATION DISCUSSION AND ANALYSIS” included in this proxy statement for additional information on the role of Radford in the executive compensation process.

At the beginning of each fiscal year, the Compensation Committee begins the process of reviewing executive officer and board compensation for the coming fiscal year. The Compensation Committee members are provided reports from the external compensation consultant comparing our executive compensation and equity granting practices relative to the market and to a peer group. Reports are also provided on board of director compensation relative to the market and a peer group.

During the first quarter of each fiscal year, the Compensation Committee reviews recommendations from management on the current fiscal year short-term incentive programs relative to anticipated corporate performance. In March, the Compensation Committee reviews and approves changes to executive officers’ total target cash compensation, which includes base salary and target incentive compensation.

Prior to the annual meeting of shareholders for each fiscal year, the Compensation Committee also reviews and makes recommendations to the full Board of Directors regarding any changes to Board compensation.

At the end of the fiscal year, the Compensation Committee reviews preliminary results of the short term incentive programs, 401(k) match and 401(k) cash bonus in excess of federal limits. Final review and approval of these programs and costs are completed early in the following fiscal year prior to any payments.

In accordance with our Stock Option Grant Policy, the Compensation Committee meets four times a year to review and approve stock option grant and other equity award requests.

Communication with Compensation Committee members is accomplished through committee meetings, teleconference calls or email. Members of management and/or the external compensation consultants participate in these various communication methods and attend meetings or conference calls at the invitation of the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board of Directors during fiscal year 2009 consisted of Messrs. Gupta, Kane (from March 2009) and Krall (from March 2009), with Mr. Gupta serving as Chairman (from March 2009). In connection with his appointment as Executive Chairman in March 2009, Mr. Bycoff resigned as Chairman of the Nominating and Corporate Governance Committee in order to ensure that the independence requirements of NASDAQ continue to be met. Mr. Heinen, who did not stand for re-election at the 2009 annual meeting of shareholders, served on the Nominating and Corporate Governance Committee until May 2009.

The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by NASDAQ. The Nominating and Corporate Governance Committee met once during fiscal year 2009. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, a copy of which can be found on our website at www.progress.com under the Corporate Governance page.

In accordance with its charter, the Nominating and Corporate Governance Committee:

•	is responsible for identifying qualified candidates for election to our Board of Directors and recommending nominees for election as directors at the annual meeting;

•	assists in determining the composition of our Board of Directors and its committees;

•	assists in developing and monitoring a process to assess the effectiveness of our Board of Directors; and

•	assists in developing and implementing our Corporate Governance Guidelines.

Our Board of Directors, led by the Nominating and Corporate Governance Committee, develops and reviews succession plans for our senior management, including the Chief Executive Officer.

A copy of our Corporate Governance Guidelines can be found on our website at www.progress.com under the Corporate Governance page.

Director Compensation

For fiscal year 2009, the non-employee directors of our company were paid an annual retainer of $225,000. In addition, prior to the appointment of Mr. Bycoff as Executive Chairman, the Chairman of the Board received a pro-rated fee of $25,000 for serving in that capacity. With respect to service on the committees of our Board of Directors, the following fees were paid:

•	Audit Committee — $25,000 for the Chairman and $20,000 for the other members;

•	Compensation Committee — $15,000 for the Chairman and $12,500 for the other members;

•	Nominating and Corporate Governance Committee — $12,500 for the Chairman and $10,000 for the other members; and

•	Special committees (while in use) — $25,000 for the Chairman and $20,000 for the other members.

Employee directors of our company receive no compensation for serving as a director, except that all directors, including employee directors, are eligible to be reimbursed for expenses incurred in attending board or committee meetings. No additional fee is paid to the Lead Independent Director in connection with his serving in that capacity.

The annual retainer is paid one third in cash and two-thirds in equity (with 50% in the form of fully vested shares of common stock and 50% in the form of fully vested stock options). The number of option shares is determined by dividing the compensation amount by the grant date Black Scholes value. The number of shares of common stock is determined by dividing the compensation amount by the grant date closing price of our common stock as reported by NASDAQ. The fees paid with respect to service on the committees of our Board of Directors are paid in cash.

The fiscal year 2009 compensation was paid to our non-employee directors in two installments, coincident with the May and October dates upon which we made our broad-based employee equity grants.

In April 2009, we adopted revised stock retention guidelines for our non-employee directors. These guidelines provide for all non-employee directors to hold at least 10,000 shares of our common stock and/or deferred stock units. Directors have five years to attain this ownership threshold.

DIRECTOR COMPENSATION TABLE — FISCAL YEAR 2009

The following table sets forth a summary of the compensation earned by or paid to our non-employee directors in fiscal year 2009.

		Stock	Option
	Fees Earned or	Awards	Awards
Name	Paid in Cash	(1)(2)	(3)(4)	Total

Barry N. Bycoff(5)	$42,500	$25,000	$54,939	$122,439
Ram Gupta	124,167	75,000	104,252	303,419
Roger J. Heinen, Jr.(6)	59,583	37,500	37,420	134,503
Charles F. Kane	106,667	75,000	128,650	310,317
David A. Krall	99,167	75,000	121,214	295,381
Michael L. Mark	115,000	75,000	75,028	265,028

(1)	Represents fully vested shares of common stock issued to the named directors in the following amounts:

Total Full Value Shares Granted
Name	in Fiscal Year 2009

Mr. Bycoff	1,136
Mr. Gupta	3,273
Mr. Heinen	1,704
Mr. Kane	3,273
Mr. Krall	3,273
Mr. Mark	3,273

(2)	The amounts listed reflect the dollar amount recognized for financial statement reporting purposes and represent the grant date fair value which is determined by multiplying the number of shares granted by the closing price of our common stock on that date.

(3)	With the exception of ignoring the impact of estimated forfeitures, amounts listed reflect the dollar amount recognized for financial statement reporting purposes. Amounts include awards granted in and prior to fiscal year 2009. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal year 2009. The methodology and assumptions used to calculate the cost of each director’s option grants for fiscal year 2009 are described in Note 8 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2009.

(4)	Amounts listed relate to the grant of stock options to the named directors as follows:

•	Mr. Bycoff was granted a fully vested option to purchase 3,776 shares of our common stock with an exercise price of $22.01 on May 12, 2009. The aggregate grant date fair value of these options was $24,997.

•	Mr. Gupta was granted a fully vested option to purchase 5,665 shares of our common stock with an exercise price of $22.01 on May 12, 2009, and a fully vested option to purchase 5,137 shares of our common stock with an exercise price of $23.90 on October 15, 2009. The aggregate grant date fair value of these options was $75,002.

•	Mr. Heinen was granted a fully vested option to purchase 5,665 shares of our common stock with an exercise price of $22.01 on May 12, 2009. The aggregate grant date fair value of these options was $37,502.

•	Mr. Kane was granted a fully vested option to purchase 5,665 shares of our common stock with an exercise price of $22.01 on May 12, 2009, and a fully vested option to purchase 5,137 shares of our common stock with an exercise price of $23.90 on October 15, 2009. The aggregate grant date fair value of these options was $75,002.

•	Mr. Krall was granted a fully vested option to purchase 5,665 shares of our common stock with an exercise price of $22.01 on May 12, 2009, and a fully vested option to purchase 5,137 shares of our common stock with an exercise price of $23.90 on October 15, 2009. The aggregate grant date fair value of these options was $75,002.

•	Mr. Mark was granted a fully vested option to purchase 5,665 shares of our common stock with an exercise price of $22.01 on May 12, 2009, and a fully vested option to purchase 5,137 shares of our common stock with an exercise price of $23.90 on October 15, 2009. The aggregate grant date fair value of these options was $75,002.

Each director had the following unexercised stock options outstanding at November 30, 2009:

Unexercised Stock Options
Outstanding at
Name	November 30, 2009

Mr. Bycoff	48,252
Mr. Gupta	47,469
Mr. Kane	55,333
Mr. Krall	49,747
Mr. Mark	129,590

(5)	Mr. Bycoff was appointed Executive Chairman in March 2009. Following his appointment as Executive Chairman, Mr. Bycoff no longer received compensation as a non-employee director. The amounts listed for Mr. Bycoff do not include any compensation paid to Mr. Bycoff as Executive Chairman. For a discussion of Mr. Bycoff’s compensation as Executive Chairman, see the section of this proxy statement entitled “COMPENSATION DISCUSSION AND ANALYSIS — Executive Chairman Compensation.” Prior to his appointment as Executive Chairman, Mr. Bycoff received compensation in connection with his service as Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee.

(6)	Mr. Heinen did not stand for re-election at our 2009 annual meeting of shareholders. Prior to his departure from our Board of Directors, Mr. Heinen received compensation in connection with his service as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee.

CORPORATE GOVERNANCE

Independence of Members of our Board of Directors

Our Board of Directors has determined that each of our non-employee directors (Messrs. Gupta, Kane, Krall and Mark) is independent within the meaning of the director independence standards of NASDAQ and the applicable rules of the SEC. In making this determination, our Board solicited information from each of the directors regarding whether that director, or any member of his immediate family, had a direct or indirect material interest in any transactions involving our company, was involved in a debt relationship with our company or received personal benefits outside the scope of the director’s normal compensation. Our Board of Directors considered the responses of the directors, and independently considered the commercial agreements, acquisitions and other material transactions entered into by us during fiscal year 2009, and determined that none of our non-employee directors had a material interest in those transactions.

Executive Chairman

In March 2009, Mr. Bycoff was appointed to the newly-created position of Executive Chairman for a one- year term expiring at the annual meeting of shareholders to be held in 2010. In January 2010, we entered into an agreement with Mr. Bycoff pursuant to which the term was extended until the annual meeting of shareholders in 2011. As Executive Chairman, Mr. Bycoff provides advice to the Chief Executive Officer with a principal focus on strategic matters and consults in the annual performance evaluation of the Chief Executive Officer. Mr. Bycoff also works with the Lead Independent Director and the Chief Executive Officer to prepare Board of Directors meeting agendas, chairs meetings of the Board of Directors and reports on the overall progress of our company.

Lead Independent Director

In March 2009, Mr. Mark was appointed to the newly-created position of Lead Independent Director of our Board of Directors. Previously, Mr. Mark was Chairman of the Board. In the role of Lead Independent Director, Mr. Mark presides over meetings of the independent members of our Board of Directors. Mr. Mark also works with the Executive Chairman and the Chief Executive Officer to prepare Board of Directors meeting agendas.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held following regularly scheduled meetings of our Board of Directors. Executive sessions do not include the employee directors of our company, and the Lead Independent Director is responsible for chairing the executive sessions.

Policies Governing Director Nominations

Our Board of Directors delegates the search for, and recommendation of, director nominees to the Nominating and Corporate Governance Committee. When considering a potential candidate for membership on our Board of Directors, the Nominating and Corporate Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to our Board of Directors and its committees. At a minimum, each nominee is expected to have the highest personal and professional integrity and demonstrated exceptional ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition, the Nominating and Corporate Governance Committee has established the following minimum requirements:

•	at least five years of business experience;

•	no identified conflicts of interest as a prospective director of our company;

•	no convictions in a criminal proceeding (aside from traffic violations) during the five years prior to the date of selection; and

•	willingness to comply with our Code of Conduct and Finance Code of Professional Ethics.

The Board of Directors retains the right to modify these minimum qualifications from time to time, and exceptional candidates who do not meet all of these criteria may still be considered.

In addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of our Board of Directors, the Nominating and Corporate Governance Committee may consider the following factors when recommending that our Board of Directors select persons for nomination:

•	Whether the nominee has direct experience in the software industry or in the markets in which we operate.

•	Whether the nominee, if elected, assists in achieving a mix of members on our Board of Directors that represents a diversity of background, experience, skills, ages, race and gender.

The Nominating and Corporate Governance Committee may also consider other criteria that it deems appropriate from time to time for the overall composition and structure of our Board of Directors. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no criterion is necessarily applicable to all prospective nominees.

In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews each such director’s overall past service to us, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet applicable independence standards. In the case of a new director candidate, the Nominating and Corporate Governance Committee determines whether the candidate meets the applicable independence standards, and the level of the candidate’s financial expertise. The candidate will also be interviewed by the Nominating and Corporate Governance Committee.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management and the other directors through the use of search firms or other advisors, through recommendations submitted by shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once a candidate has been identified, the Nominating and Corporate Governance Committee confirms that the candidate meets all of the minimum qualifications for a director nominee established by the Committee. The Nominating and Corporate Governance Committee then meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. The same procedures apply to all candidates for director nomination, including candidates submitted by shareholders. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for our Board of Directors’ approval as director nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to our Board of Directors for appointment to its committees.

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by shareholders of our company. Recommendations sent by shareholders must provide the following information:

•	the name and address of record of the shareholder;

•	a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications described above;

•	a description of all arrangements or understandings between the shareholder and the proposed director candidate; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed under SEC rules.

The submission must be accompanied by a written consent of the individual to be named in our proxy statement as standing for election if nominated by our Board of Directors and to serve if elected by the shareholders. Shareholder recommendations of candidates for election as directors at an annual meeting of shareholders must be given at least 120 days prior to the date on which our proxy statement was released to shareholders in connection with our previous year’s annual meeting.

Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by sending a written communication to the Committee at our offices located at 14 Oak Park, Bedford, Massachusetts 01730, c/o Corporate Secretary.

Policy Governing Shareholder Communications with our Board of Directors

Our Board of Directors welcomes communications from shareholders. Any shareholder may communicate either with our Board of Directors as a whole, or with any individual director, by sending a written communication addressed to the Board of Directors or to such director at our offices located at 14 Oak Park, Bedford, Massachusetts 01730, or by submitting an email communication to board@progress.com. All communications sent to our Board of Directors will be forwarded to the Board of Directors, as a whole, or to the individual director to whom such communication was addressed.

Policy Governing Director Attendance at Annual Meetings of Shareholders

We do not require members of our Board of Directors to attend the annual meeting of shareholders. Messrs. Reidy, Bycoff and Mark attended the annual meeting of shareholders held in 2009.

Codes of Conduct

Our Board of Directors has adopted a Finance Code of Professional Ethics that applies to the Chief Executive Officer, Chief Financial Officer, Corporate Controller and other employees of our finance organization and a Code of Conduct that applies to all of our officers, directors and employees. Copies of the Code of Conduct and the Finance Code of Professional Ethics can be found on our website at www.progress.com under the Corporate Governance page.

Stock Option Grant Policy

Our Board of Directors has adopted a Stock Option Grant Policy providing for stock options and other equity awards to be made on fixed grant dates during the year. A copy of the Stock Option Grant Policy can be found on our website at www.progress.com under the Corporate Governance page.

For more corporate governance information, you are invited to access the Corporate Governance section of our website at www.progress.com

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The 2009 fiscal year was challenging for many companies, including Progress Software, due to the global crisis in credit and financial markets. In response to the global economic crisis, we took significant actions during the year intended to enable us to emerge in a stronger competitive position. For fiscal year 2009, we believe our compensation programs delivered payouts commensurate with a generally weak economic environment but also reflective of the actions we took to emerge from the downturn. Among other actions we took, the Compensation Committee froze base salaries and target incentive amounts at existing levels for executive officers and altered the mix of long-term equity compensation.

Our philosophy is to reward executives based upon corporate performance, as well as to provide long-term incentives for the achievement of future financial and strategic goals. We emphasize pay-for-performance compensation programs, which we believe advance both the short and long-term interests of our shareholders. We use a combination of total target cash compensation, composed of base salary and an annual cash incentive compensation program, a long-term equity incentive compensation program, and a broad-based benefits program to create a competitive compensation package for our executive management team.

We describe below our compensation philosophy, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, who are collectively referred to as our named executive officers.

Appointment and Compensation of New Chief Executive Officer

In March 2009, Mr. Reidy, who had been our Chief Operating Officer, became our Chief Executive Officer and Joseph W. Alsop resigned as Chief Executive Officer. In connection with Mr. Reidy’s promotion to Chief Executive Officer, we entered into an employment letter with Mr. Reidy setting forth the terms of his compensation. As set forth in this employment letter, Mr. Reidy’s equity compensation was increased so that his fiscal year 2009 equity award consisted of 175,000 stock options and 75,000 restricted stock units.

The Compensation Committee also determined that Mr. Reidy’s base salary should be increased to $450,000 and his target incentive percentage should be increased to 100% of his base salary to reflect the then current market levels for Chief Executive Officers of similar software companies based on data provided by Radford. However, consistent with the freeze in base salaries and target incentive amounts in place company-wide, the Compensation Committee and Mr. Reidy agreed to defer these changes until the freeze was lifted, which occurred on December 1, 2009.

Separation Agreement with Former Chief Executive Officer

As noted above, Mr. Alsop resigned as our Chief Executive Officer in March 2009. In connection with Mr. Alsop’s resignation as our CEO and his subsequent termination of employment with us, we entered into a Separation Agreement with Mr. Alsop on June 30, 2009. Pursuant to the Separation Agreement, Mr. Alsop’s employment with us terminated on June 30, 2009. Mr. Alsop was paid his accrued salary and accrued but unused vacation through such date.

Mr. Alsop’s Separation Agreement also provided for two modifications to Mr. Alsop’s existing stock options. First, the Separation Agreement provided for the acceleration of vesting of Mr. Alsop’s unvested stock options, which represented the right to purchase 254,464 shares of our common stock. Second, the Separation Agreement extended the timeframe during which Mr. Alsop may exercise all of his stock options following the termination of his employment. Under the terms of the Separation Agreement, Mr. Alsop will be entitled to exercise all of his outstanding stock options, representing options to purchase a total of 1,746,500 shares of our common stock, until the earlier of (a) the original expiration date for each such option or (b) March 31, 2014. Mr. Alsop’s rights to exercise his stock options will otherwise be governed by the terms of the applicable stock option plan and award agreement.

The Separation Agreement does not provide for any cash severance payments to be made, nor any other employee-related benefits to be paid, to Mr. Alsop in connection with his departure from our company.

The Separation Agreement also includes non-competition, non-solicitation, non-disparagement and related covenants. The non-competition and non-solicitation covenants will be in effect through the earlier of (a) June 30, 2014 or (b) one year following the exercise, forfeiture or termination of all of Mr. Alsop’s stock options. The non-competition covenant relates to certain businesses and ventures with similar product areas and activities as our company.

Mr. Alsop’s Separation Agreement was the result of arms length negotiations with Mr. Alsop and was approved by our Board of Directors and Compensation Committee in consultation with Radford. Radford advised that the aggregate compensation set forth in Mr. Alsop’s Separation Agreement was at the high end of the competitive range for CEO severance arrangements outside of the context of a change in control but still within market parameters, particularly taking into account Mr. Alsop’s long tenure with our company and founder status.

Executive Chairman Compensation

In March 2009, Mr. Bycoff was appointed to the newly-created position of Executive Chairman for a one-year term expiring at the 2010 annual meeting of shareholders. The terms of Mr. Bycoff’s compensation as Executive Chairman are set forth in an employment letter agreement he entered into with us on May 12, 2009, which is described below.

As Executive Chairman, Mr. Bycoff is entitled to a base salary of $250,000 and he is eligible to participate as a part-time employee in our employee benefits plans. Mr. Bycoff is not entitled to any cash incentive compensation. As provided in the employment letter agreement, on May 12, 2009, Mr. Bycoff was issued 40,000 restricted stock units. These restricted stock units vest in two equal installments, with the first installment having vested on November 12, 2009 and the second installment vesting on May 12, 2010, subject to Mr. Bycoff’s continued service as Executive Chairman.

On January 15, 2010, we entered into an amendment to Mr. Bycoff’s employment letter pursuant to which the term of Mr. Bycoff’s service as Executive Chairman was extended until our annual meeting of shareholders to be held in 2011. Mr. Bycoff’s compensation during the extended term will remain unchanged except that on January 12, 2010, we issued Mr. Bycoff 25,789 additional restricted stock units. These restricted stock units will vest in two equal installments, with the first installment vesting on the six month anniversary of the date of the 2010 annual meeting of shareholders and the second installment vesting six months thereafter, subject to his continued service with our company. The number of restricted stock units was determined by dividing $760,000 (which was the approximate value of the initial equity award issued to Mr. Bycoff in May 2009) by $29.47, which was the closing price of our stock on the date of issuance.

The compensation set forth in Mr. Bycoff’s employment letter agreement and described above was the result of arms length negotiations with Mr. Bycoff and was determined based on Mr. Bycoff’s responsibilities as Executive Chairman and market data provided by Radford. Radford advised the Compensation Committee that there was limited data available against which to benchmark Mr. Bycoff’s aggregate compensation as comparably sized software companies infrequently appointed an executive chairman and in those instances in which an executive chairman was appointed, the individual was frequently the former chief executive officer/founder transitioning to retirement.

Radford determined that Mr. Bycoff’s aggregate compensation approximated the 75th percentile of the aggregate compensation paid to the executive chairman at the limited number of comparably sized companies with an individual in that position. For companies outside of our market, Radford advised that an executive chairman at those companies typically receives compensation in the range of 30-50% of the aggregate compensation paid to the chief executive officer, with Mr. Bycoff’s aggregate compensation approximating the upper end of this range as compared to Mr. Alsop’s aggregate compensation as chief executive officer. Radford also noted that the executive chairman typically does not receive total compensation in excess of the total cash compensation paid to the chief executive officer, which was approximately the case in comparison to Mr. Alsop. Lastly, Radford compared Mr. Bycoff’s aggregate compensation to the potential cost to our company of hiring a senior level business consultant to provide similar services as set forth in Mr. Bycoff’s employment letter agreement.

Based on the data it obtained, Radford advised that the aggregate cash and equity compensation set forth in Mr. Bycoff’s employment letter agreement was at the high end of the competitive range for similar positions but still within market parameters. Mr. Bycoff’s employment letter agreement was approved by our Board of Directors and Compensation Committee after consultation with Radford.

The foregoing compensation is in lieu of any other compensation to which Mr. Bycoff would otherwise be entitled as a member of the Board of Directors during his term as Executive Chairman. Mr. Bycoff’s compensation was determined separately from the Compensation Committee’s determination of executive compensation components and the specific fiscal year 2009 compensation decisions with respect to the other named executive officers discussed below.

Administration and Objectives of our Executive Compensation Program

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers, including salaries, cash incentives and equity incentive compensation. Our Compensation Committee consists of three independent members of our Board of Directors, all with extensive experience in the software industry.

Our Compensation Committee has designed our overall executive compensation program to achieve the following objectives:

•	attract and retain talented executives in today’s highly competitive market;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	provide a competitive compensation package that aligns the interests of our executive officers and shareholders by tying a significant portion of an executive’s cash compensation to the achievement of performance goals; and

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success.

We use a mix of short-term compensation (base salaries and cash incentive bonuses) and long-term compensation (equity incentive compensation) to provide a total compensation structure that is designed to achieve these objectives. In determining whether to adjust the compensation of any one of our named executive officers, the Compensation Committee takes into account market compensation levels for each role, the contributions and performance of each named executive officer, and any changes in the responsibilities and roles of each named executive officer. The Compensation Committee also takes into account the recommendations of our Chief Executive Officer.

Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to compensation for other executive officers, including the terms of these executives’ annual cash incentives and long-term equity incentives. Our Chief Executive Officer considers factors such as tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another, when making recommendations regarding appropriate total compensation of our executives. Certain executives assist the Chief Executive Officer in structuring his proposals regarding the design of the annual cash incentives and long-term equity incentives; however, executives do not play any role in setting their own compensation.

Our Chief Executive Officer typically discusses his recommendations with the Chairman of the Compensation Committee or has management present them at Compensation Committee meetings. The compensation and benefits group within our Human Resources Department and our Legal Department support the Compensation Committee in the performance of its responsibilities. During fiscal year 2009, our Chief Financial Officer, Vice President of Human Resources, Senior Vice President, General Counsel & Secretary and other representatives of the human resources, finance and legal departments regularly attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business and information about our financial performance. The Compensation Committee periodically meets in executive session without management to deliberate on executive compensation matters. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations regarding executive compensation. The Compensation Committee reviews all recommendations in light of our compensation philosophy and generally seeks input from Radford prior to making any final decisions.

For the past several years, our Compensation Committee has engaged Radford as its outside compensation consultant to advise the Compensation Committee on all matters related to executive compensation. Representatives of Radford attend Compensation Committee meetings and provide advice to the Compensation Committee upon its request. For example, Radford provides data to the Compensation Committee on trends and issues in executive compensation, assists in determining the appropriate peer group against which to compare executive compensation, compares our executive compensation levels against our peer group and comments on the competitiveness and reasonableness of our executive compensation program. Typically, management works with Radford on matters for the Compensation Committee where that work is requested by the Compensation Committee. In addition, Radford may provide services to management where those services do not interfere with the exercise of Radford’s independent judgment.

To assist the Compensation Committee in making decisions on total direct compensation for executives and company-wide equity grants, the Compensation Committee utilizes peer and industry group data and analysis provided by Radford. Radford provided the following studies: “Executive Compensation Review” and “Aggregate Equity Usage”. The reports prepared by Radford utilized the survey data from the Radford High Tech Executive Total Direct Compensation survey and peer group data to benchmark the various elements of executive pay, and utilized the peer group data and general market data for the Aggregate Equity Usage report for details of equity practices, in particular stock option burn rates.

The Compensation Committee does not explicitly consider the comparative performance of the peer group companies when making executive compensation decisions. However, to the extent that the compensation of the executives of these peer group companies is impacted by the performance of their respective companies, the compensation data utilized to benchmark our executives will also be impacted.

For 2009, the peer group list was comprised of 20 other companies in the software industry with revenue and market capitalization comparable to us. The peer group list is reviewed on an annual basis to ensure the companies remain a valid comparison and to account for any corporate structure changes in the peer groups, such as an acquisition by another company. In November 2008, at the time Radford compiled data for the peer group, the companies in the peer group ranged in size on a revenue basis from approximately $0.3 billion to $1.4 billion with a median of $0.6 billion as compared to our revenue of $0.5 billion, and on a market capitalization basis from approximately $0.1 billion to $8.9 billion with a median of $0.9 billion as compared to our market capitalization of $0.7 billion.

2009 Peer Group List

•	Akamai (Ticker Symbol:AKAM)

•	Ariba (ARBA)

•	Borland Software Corporation (BORL)

•	Citrix Systems, Inc. (CTXS)

•	Epicor Software Corporation (EPIC)

•	Informatica Corporation (INFA)

•	Interwoven (IWOV)

•	JDA Software Group (JDAS)

•	Lawson Software (LWSN)

•	Manhattan Associates (MANH)

•	Mentor Graphics (MENT)

•	Novell (NOVL)

•	Parametric Technology Corporation (PMTC)

•	Red Hat, Inc. (RHT)

•	Salesforce.com, inc. (CRM)

•	SPSS (SPSS)

•	Sybase, Inc. (SY)

•	TIBCO Software Inc. (TIBX)

•	VMWare (VMW)

•	Wind River Systems, Inc. (WIND)

We also use survey data for additional perspective on executive compensation. We participate in the Radford Executive survey to benchmark our executives, including the named executive officers, to the marketplace. The materials from Radford include a comprehensive report providing details on the benchmark positions used for each executive as well as analysis on base salary, short term incentives, total actual cash, total target cash compensation, actual total direct compensation and target total direct compensation. The survey data was comprised of compensation information from companies in the high technology industry with revenue ranging from $0.4 billion to $0.8 billion. There were 62 companies that fit within this criterion.

Executive Compensation Components

Our executive compensation program is primarily composed of three elements:

•	Base salary;

•	Incentive compensation in the form of annual cash bonus awards, through our Corporate Bonus Plan; and

•	Equity-based long-term incentive compensation in the form of stock options and restricted stock units.

Our Compensation Committee has not adopted a formal policy for allocating between these various forms of compensation. However, we generally strive to provide our named executive officers with a balance of short-term and long-term incentives. In addition, we provide our executives with benefits that are generally available to our employees, including medical, dental, group life and disability insurance and our 401(k) plan. We also have entered into an Employee Retention and Motivation Agreement with each of our named executive officers, which provides for payments and benefits upon a change of control of our company and/or certain involuntary terminations of employment thereafter.

Within the context of the overall objectives of our compensation programs, the Compensation Committee determined the specific amounts of compensation, including base salary, incentive cash compensation and equity compensation, to be paid to each of our executives for our fiscal year ended November 30, 2009 based on a number of factors, including:

•	our understanding of compensation generally paid by similarly-situated companies to their executives with similar roles and responsibilities;

•	the roles and responsibilities of our executives; and

•	the individual experience and skills of, and expected contributions from, our executives.

Our philosophy in designing our executive compensation plan is to target base salary at or below the 50th percentile, total target cash compensation around the median level of actual cash compensation and equity awards between the 50th and 75th percentile as compared to the compensation studies prepared by the outside compensation firms. In fiscal year 2009, our named executive officers ranged from 76% to 125% of the 50th percentile for total target cash compensation and were on average at the 75th percentile for equity awards in comparison to the survey data. These total cash compensation levels are only achieved if we perform against our goals. The Compensation Committee uses between the 50th and 75th percentile for equity awards in order to reward executive officers for superior performance and align the interests of the executive officers with the interests of shareholders by having a significant portion of their compensation based on increases in shareholder value.

We discuss each of the primary elements of our executive compensation program in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are meant to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element to a greater or lesser extent serves each of our objectives.

Analysis of Risk Associated with Our Executive Compensation Plans

In setting compensation, our Compensation Committee also considers the risks to our shareholders and to achievement of our goals that may be inherent in the compensation program. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe our executive compensation plans are appropriately structured so as not to encourage our executives to take excessive or unreasonable risks.

We considered the following elements of our executive compensation plans and policies when evaluating whether such plans and policies are structured to encourage our executives to take unreasonable risks:

•	Compensation consists of both fixed and variable components. The fixed portion (i.e., base salary) and variable portion (i.e., performance-based incentive and equity awards) provide a mix of compensation intended to produce corporate performance without encouraging excessive risks.

•	We set performance goals that we believe are reasonable in light of past performance and market conditions.

•	We use a combination of stock options and restricted stock units for equity awards because restricted stock units retain value even in a depressed market so that executives are less likely to take unreasonable risks to get, or keep, options “in-the-money.”

•	The time-based vesting over three years for restricted stock units and five years for stock options ensures that our executives’ interests align with those of our shareholders for the long-term performance of our company.

•	Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

Analysis of Compensation Decisions for 2009

Base Salary  Our Compensation Committee annually reviews total target cash compensation ranges, including base salary, for each of our executive officers in April. We have historically established base salaries for each of our executives based on a number of factors, including:

•	competition in the marketplace to hire and retain executives;

•	the roles and responsibilities of our executives; and

•	the data received from an outside compensation consulting firm.

In September 2008, due to widespread economic uncertainty in the United States and to reduce our expenses, management froze employee salaries for 2009 at 2008 levels and postponed annual salary increases which would normally take effect in early 2009 until business conditions improve. Certain employees outside of the United States may have received raises consistent with the terms of their employment and certain other employees may have received promotional raises in fiscal year 2009 in recognition of increased responsibilities, but none of our named executive officers received such an increase in fiscal year 2009.

For fiscal year 2009, the base salaries of the named executive officers were as follows:

Mr. Alsop	$350,000
Mr. Reidy	$330,000
Mr. Robertson	$320,000
Mr. Ireland	$320,000
Mr. Stamen	$250,000

In March 2009, at the time of Mr. Reidy’s promotion to Chief Executive Officer, the Compensation Committee determined that Mr. Reidy’s base salary should be increased to $450,000 to reflect the then current market levels for Chief Executive Officers of similar software companies. However, consistent with the freeze in base salaries and target incentive amounts in place company-wide, the Compensation Committee and Mr. Reidy agreed to defer the increase to his base salary until the base salary freeze was lifted. Effective December 1, 2009, with the lifting of the freeze, the Compensation Committee increased Mr. Reidy’s base salary to $450,000.

Annual Cash Incentive Program  It is our philosophy to base a significant portion of an executive officer’s total compensation opportunity on performance incentives. Our named executive officers participate in our Corporate Executive Bonus Plan, which is intended to provide an incentive for superior work and to motivate eligible executive officers toward overall business results, to tie their goals and interests to those of the company and its shareholders, and to enable the company to attract and retain highly qualified executives. This bonus plan is administered by our Compensation Committee.

We calculate and pay bonuses under the Corporate Bonus Plan as follows:

Base Salary	X	Individual Target Incentive Percentage	X	Corporate Attainment Percentage	=	Bonus Payout

Individual Target Incentive Percentages.  The Compensation Committee establishes individual target incentive percentages as part of its annual review of each executive’s compensation. The Compensation Committee established the following target incentives, as a percentage of base salary, for the named executive officers in 2009, which were the same as their target incentive percentages for 2008.

Mr. Alsop — 93%

Mr. Reidy — 82%

Mr. Robertson — 78%

Mr. Ireland — 78%

Mr. Stamen — 72%

The Compensation Committee set these target incentive percentages to ensure that a substantial portion of each executive’s cash compensation is linked directly to business performance and to provide the executives with a performance-based opportunity to achieve total cash compensation at approximately the 50th percentile of the peer group. The Compensation Committee maintained the target incentive percentages for the named executive officers at the same levels as in the prior year because their total target cash compensation were within the ranges of total actual cash compensation at the 50th percentile in the peer group. In maintaining the target incentive percentages at 2008 levels, the Compensation Committee also considered various other criteria such as individual performance; levels of responsibilities; individual competencies, skills and contributions; functions performed; internal compensation equity issues; and our general financial performance. The weight given each factor by the Compensation Committee varied with each individual.

As described above, in March 2009, at the time of Mr. Reidy’s promotion to Chief Executive Officer, the Compensation Committee determined that Mr. Reidy’s target incentive percentage should be increased to 100% of his base salary to reflect market levels for Chief Executive Officers of similar software companies. However, the Compensation Committee and Mr. Reidy agreed to defer the increase to his target incentive percentage until the freeze in base salaries and target incentive amounts was lifted, which occurred in December 2009.

Corporate Attainment Percentage.  Executive officers may receive a bonus payment under the bonus plan based upon the attainment of performance targets which are established by the Compensation Committee. These performance goals are based on our growth strategy as reflected in our annual operating budget. In March 2009, our Compensation Committee formally approved corporate goals under the bonus plan for our named executive officers.

As in prior years, these corporate goals were based on non-GAAP total revenue and non-GAAP operating income for the current fiscal year. The Compensation Committee also added a third performance goal tied to the growth of revenue from our Enterprise Infrastructure and Data Infrastructure product lines. The Compensation Committee included this third performance goal as an incentive for us to achieve further growth in our newer product lines. Our Board of Directors discussed and reviewed operating plans with management during board presentations in September and December. The Compensation Committee reviewed and discussed performance goals and incentive bonus plan designs with management during committee meetings in January, February and March.

For fiscal year 2009, one-third of a named executive officer’s bonus was contingent upon the attainment of the performance goal related to our non-GAAP total revenue, one-third was contingent upon the attainment of the performance goal related to our non-GAAP operating income and one-third was contingent upon the attainment of the performance goal related to revenue in those product lines listed above. The Compensation Committee communicated the bonus criteria to the named executive officers after those criteria were established. The Compensation Committee may in its discretion adjust bonuses payable under the bonus plan based on the achievement of individual performance goals, although no such adjustments occurred in fiscal year 2009.

The Compensation Committee established a minimum level of non-GAAP total revenue, a minimum level of non-GAAP operating income and a minimum level of selected product line revenue for fiscal year 2009, which minimum level must be achieved for an executive officer to receive any portion of his target bonus amount allocated to that performance goal. Once the minimum threshold has been achieved, the attainment percentage for each performance goal for an executive officer’s bonus is a linear calculation of:

actual amount — threshold amount
target amount — threshold amount

For 2009, the maximum attainment percentage was set at 200%.

For fiscal year 2009, the following table details the determination of the corporate attainment percentage:

	Bonus
	Factor				Attainment
Plan Metric	(%)	Base	Target	Actual	%

Non-GAAP total revenue	33.3%	$445.0M	$530.0M	$500.1M	65%
Enterprise Infrastructure and Data Infrastructure revenue	33.3%	$191.0M	$246.0M	$223.5M	59%
Non-GAAP operating income	33.3%	$93.0M	$123.0M	$111.9M	63%
Achievement %					62%

Non-GAAP total revenue differs from revenue determined under generally accepted accounting principles (GAAP) by excluding purchase accounting adjustments related to deferred revenue. Non-GAAP operating income differs from operating income determined under GAAP by excluding amortization of acquired intangibles, stock-based compensation, purchase accounting adjustments related to deferred revenue, restructuring and acquisition-related expenses and professional services fees associated with the investigation and shareholder derivative lawsuits related to our historical stock option grant practices. We use non-GAAP measures to make operational and investment decisions because we believe the costs and expenses that we exclude from GAAP revenue and GAAP operating income are not tied to our core results. For these reasons, we also use non-GAAP revenue and non-GAAP operating income as performance goals.

These target incentive bonus amounts represented over 40% of the named executive’s total target cash compensation. Thus, these targets represented a significant percentage of our named executive officers’ total target cash compensation and varied depending on the position of the named executive officer, with our Chief Executive Officer having the greatest percentage of his compensation tied to the company’s targets since he has the most influence over the success of our company.

Based on the achievement of the performance goals described above, the named executive officers, other than Mr. Alsop, were paid the bonus amounts set forth below in the Summary Compensation Table. As his employment with our company terminated in June 2009, Mr. Alsop did not receive any incentive cash compensation for fiscal year 2009.

Equity Compensation  We also use equity compensation to attract, retain, motivate and reward our named executive officers. Historically, we have used stock options as our primary equity compensation tool. Stock option grants are intended to correlate executive compensation with our long-term success as measured by our stock price. Stock options are tied to our future success because options granted have an exercise price equal to the closing market value at the date of grant and will only provide value to the extent that the price of our stock increases above the exercise price.

Stock option awards provide our named executive officers with the right to purchase shares of our common stock at a fixed exercise price, typically for a period of either ten years, if awarded prior to 2005, or seven years, if awarded since 2005, subject to continued employment with our company. Stock options generally vest in monthly increments over a five-year period versus a software industry norm of four years. We believe that meaningful vesting periods encourage recipients to remain with the Company over the long-term and, because the value of the awards is based on our stock price, stock options encourage recipients to focus on achievement of longer-term goals, such as strategic growth, business innovation and shareholder return. In general, employees whose employment terminates (other than for death or disability) before the award fully vests forfeit the unvested portions of these awards. While we believe that our longer vesting periods serve our employee retention goals, they tend to increase the number of stock options outstanding at any given time compared to companies that grant stock options with shorter vesting schedules.

In March 2009, our Compensation Committee changed the target mix of equity awards for our named executive officers and other employees for fiscal year 2009 to 60% stock options and 40% restricted stock units. We have assigned each restricted stock unit a value that is the equivalent of 2.5 stock options. Restricted stock units convert to shares of our common stock upon vesting. Vesting typically occurs in six equal installments over three years beginning six months after issuance.

The Compensation Committee made this change in order to retain stock options that vest over five years as a way to reward long-term value creation and to add restricted stock units that vest in three years in order to recognize sustained contribution to the organization. In addition, in a volatile stock market, restricted stock units continue to provide value when stock options may not, which the Compensation Committee felt would be useful in retaining talented executives in unpredictable economic times.

The Compensation Committee’s decisions regarding the amount and type of equity incentive compensation, the allocation of equity and relative weighting of these awards within total executive compensation have been based on the Compensation Committee’s understanding and individual experiences of market practices of similarly-situated companies. Equity-based incentive awards are intended to be the longer-term components of our overall executive compensation program. While annual incentive cash compensation is designed to encourage shorter-term performance (generally performance over a one-year period), equity-based awards are designed to encourage performance by our executive officers over several years.

The Compensation Committee utilizes the grant data from the peer group and the survey data provided by Radford to assist it in determining the size of the overall equity pool for our company as well as the individual grants to the named executive officers.

In May 2009, the Compensation Committee determined the equity awards for fiscal year 2009 for the named executive officers. During the past few years, our current practice has been to make annual grants of stock options to our employees, including our named executive officers, in two equal installments during the fiscal year. As a result, on May 12, 2009 and October 15, 2009, the Compensation Committee granted stock options to our named executive officers and other eligible employees. Restricted stock units were issued in one installment on May 12, 2009.

In connection with Mr. Reidy’s promotion to Chief Executive Officer, the Compensation Committee determined that Mr. Reidy’s equity compensation should be increased so that his fiscal year 2009 equity award would consist of 175,000 stock options and 75,000 restricted stock units. The Compensation Committee based its decision with respect to this increased grant upon data provided by Radford.

For fiscal year 2009, the Compensation Committee authorized grants of stock options and restricted stock units to the named executive officers as follows:

		Restricted Stock
Named Executive Officer	Options	Units

Mr. Reidy	175,000	75,000
Mr. Bycoff	—	40,000
Mr. Robertson	30,000	8,000
Mr. Ireland	24,000	6,400
Mr. Stamen	12,000	3,200

The table above does not include any equity awards issued to Mr. Bycoff as director compensation prior to his appointment as Executive Chairman. See the section of this proxy statement entitled, “THE BOARD OF DIRECTORS AND ITS COMMITTEES — Director Compensation” for Mr. Bycoff’s director compensation prior to his appointment as Executive Chairman.

Mr. Alsop did not receive any equity compensation related to fiscal year 2009 prior to his termination of employment.

Severance and Change in Control Benefits

We have entered into a severance agreement with Mr. Reidy providing him with certain payments and benefits upon an “involuntary termination” of Mr. Reidy’s employment with our company in those circumstances in which Mr. Reidy’s Employee Retention and Motivation Agreement is not otherwise applicable. Mr. Reidy’s severance agreement is described below. See “EXECUTIVE COMPENSATION — Severance and Change in Control Agreements.”

We have also entered into an Employee Retention and Motivation Agreement with each of the named executive officers, including Mr. Reidy. Each agreement provides for certain payments and benefits upon a change of control of our company and/or certain involuntary terminations of employment thereafter. Our Board of Directors determined that it is in the best interests of our company and its shareholders to assure that we will have the continued dedication and objectivity of our key employees, despite the possibility, threat or occurrence of a change of control of the company. These agreements are described below. See “EXECUTIVE COMPENSATION — Severance and Change in Control Agreements.”

401(k) Plan

We currently provide a matching contribution under our 401(k) plan. All employees who participated in our 401(k) plan, including named executive officers, received a discretionary matching contribution for fiscal year 2009 representing 4.9% of such employee’s calendar year compensation, including base salary, commissions and bonus, depending upon the employee’s length of service with the company and the employee’s contribution level. This matching contribution was approved by the Compensation Committee. In addition, due to limitations imposed on 401(k) matching to higher-paid individuals under federal tax law, a portion of the contributions that otherwise would have been received by certain employees, including the named executive officers, were instead paid directly to them in cash.

Other Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. The named executive officers are eligible to participate in all of our health and insurance plans, in each case on the same basis as other employees. In addition, our stock purchase plan is available to all employees other than employees, if any, who hold 5% or more of our common stock.

Tax and Accounting Implications

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that public companies may deduct in any one year with respect to certain of their named executive officers. Certain performance-based compensation approved by shareholders is not subject to this deduction limit. The Compensation Committee’s strategy in this regard is to be cost and tax effective. Therefore, the Compensation Committee intends to preserve corporate tax deductions, while maintaining the flexibility in the future to approve arrangements that it deems to be in our best interests and the best interests of our shareholders, even if such arrangements do not always qualify for full tax deductibility.

Accounting for Stock-Based Compensation.  Stock-based compensation expense reflects the fair value of stock-based awards measured at the grant date and recognized over the relevant service period. We estimate the fair value of each stock-based award on the measurement date using either the current market price or the Black-Scholes option valuation model.

COMPENSATION COMMITTEE REPORT

This report is submitted by the Compensation Committee of our Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with management. Based on that review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

David A. Krall, Chairman
Ram Gupta
Michael L. Mark

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of our Board of Directors during fiscal year 2009 were Messrs. Krall, Gupta and Mark (from March 2009). Roger Heinen, a former director of our company, served as Chairman of the Compensation Committee until the 2009 annual meeting of shareholders held in May 2009. None of these directors is or has ever been an officer or employee of our company or of any of its subsidiaries, or had any relationship with us requiring disclosure in this proxy statement. There are no compensation committee interlocks amongst any of our directors.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation for the fiscal years ended November 30, 2009, 2008 and 2007, earned by Mr. Reidy, who became our Chief Executive Officer in March 2009 and who was our Chief Operating Officer prior to that time, Mr. Alsop, who was our Chief Executive Officer until March 2009, our Chief Financial Officer, Mr. Bycoff, who became our Executive Chairman in March 2009 and our two other most highly compensated executive officers, referred to collectively as our named executive officers, as determined in accordance with applicable SEC rules.

As reflected in the Summary Compensation Table below, we pay our named executive officers a mix of cash and equity compensation.

Cash Compensation.  We pay our named executive officers a base salary and, except for Mr. Bycoff, a cash bonus under a non-equity incentive plan.

Equity Compensation.  We make annual equity awards to the named executive officers consisting of stock options and restricted stock units (RSUs). During fiscal year 2009, option grants were made in two equal installments during the fiscal year, in May and October. These options had an exercise price equal to the closing price of our stock on the date of grant and vest in monthly increments over five years. The amounts shown in the “Option Awards” column reflect the compensation expense recorded in 2009, 2008 and 2007.

In 2009, we issued RSUs to the named executive officers in one installment in May 2009. These RSUs convert to shares of our common stock upon vesting. These RSUs vest in six equal installments over three years beginning six months after issuance. The amounts shown in the “Stock Awards” column reflect the compensation expense recorded in 2009 with respect to the RSUs.

Other Forms of Compensation.  We do not provide our named executive officers with pensions or the ability to defer compensation. Amounts shown in the “All Other Compensation” column reflect the matching cash contribution under our 401(k) Plan and certain other items described in the footnotes below.

Summary Compensation Table — Fiscal Years 2007, 2008 and 2009

						All
				Option	Non-Equity	Other
			Stock	Awards	Incentive Plan	Compensation
Name and Principal Position	Year	Salary	Awards(1)	(2)	Compensation(3)	(4)	Total

Richard D. Reidy	2009	$351,461	$365,826	$616,795	$167,400	$31,189	$1,532,671
Chief Executive Officer(5)	2008	304,565	0	749,286	149,560	29,199	1,232,610
	2007	260,830	0	854,987	200,445	35,734	1,351,966

Barry N. Bycoff	2009	187,501	483,977	0	0	0	671,478
Executive Chairman(6)

Norman R. Robertson	2009	332,309	39,012	415,479	155,000	24,203	966,003
Senior Vice President, Finance	2008	305,821	0	520,970	149,077	28,873	1,004,741
and Administration and Chief	2007	266,666	0	999,408	206,473	31,209	1,503,756
Financial Officer

David G. Ireland	2009	332,308	31,198	470,381	155,000	31,651	1,020,538
Executive Vice President	2008	317,487	0	891,046	155,934	43,200	1,407,667
	2007	308,333	0	1,158,099	245,490	45,016	1,756,938

Jeffrey P. Stamen	2009	246,635	15,599	344,256	106,020	19,209	731,719
Senior Vice President, Corporate	2008	238,108	0	436,703	105,730	27,829	808,370
Development and Strategy	2007	213,442	115,750	523,961	148,613	24,013	1,025,779

Joseph W. Alsop	2009	191,154	0	5,522,872 (8)	0	458	5,714,484
Former Chief Executive	2008	350,000	0	1,471,902	204,750	40,088	2,066,740
Officer(7)	2007	350,000	0	1,918,113	334,750	44,476	2,647,339

(1)	With the exception of ignoring the impact of estimated forfeitures, amounts listed reflect the dollar amount recognized for financial statement reporting purposes. The amount recorded is based on the grant date fair value of the award at the percentage of that award vested in the year. The grant date fair value is generally equal to the number of RSUs granted multiplied by the closing price of our stock on the grant date. See the “Outstanding Equity Awards at Fiscal Year End” table for a breakdown of these awards.

(2)	Amounts listed reflect the dollar amount recognized for financial statement reporting purposes for fiscal years 2009, 2008 and 2007 with respect to stock options. Amounts include awards granted in and prior to fiscal year 2009. The methodology and assumptions used to calculate the cost of each named executive officer’s outstanding option grants for fiscal year 2009 are described in Note 8 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2009.

(3)	Amounts listed reflect the amounts earned under our Corporate Executive Bonus Plan as described in “Compensation Discussion and Analysis” in this proxy statement. Bonus payments were accrued in the year indicated and paid in the succeeding fiscal year. Thus, the 2009 bonus amounts were paid in fiscal year 2010, the 2008 bonus amounts were paid in fiscal year 2009 and the 2007 bonus amounts were paid in fiscal year 2008.

(4)	Amounts listed in this column for 2009 include:

		Cash Payment for
		Portion of Match
	Company	in Excess of
	Contributions	Participation	Insurance	Sales
Name	(401(k))	Limits	Premiums	Event

Mr. Reidy	$11,907	$13,788	$844	$4,651
Mr. Robertson	11,907	11,488	808	—
Mr. Ireland	11,907	13,344	808	5,524
Mr. Stamen	11,907	6,703	599	—
Mr. Alsop	—	—	458	—

(5)	Mr. Reidy was appointed our Chief Executive Officer in March 2009. During fiscal year 2008, Mr. Reidy was our Chief Operating Officer, a position to which he was appointed in September 2008.

(6)	In March 2009, Mr. Bycoff was appointed to the newly-created position of Executive Chairman. From and after the date of his appointment as Executive Chairman, Mr. Bycoff was no longer eligible to receive compensation paid to our non-employee directors. Prior to his appointment, for the period from December 1, 2008 until the date of his appointment as Executive Chairman, Mr. Bycoff received the compensation described in the section of this proxy statement entitled, “THE BOARD OF DIRECTORS AND ITS COMMITTEES — Director Compensation.” The amounts shown in the Summary Compensation Table above do not include amounts Mr. Bycoff received as a non-employee director.

(7)	On March 29, 2009, Mr. Alsop resigned as our President and Chief Executive Officer and Mr. Alsop’s employment with our company terminated on June 30, 2009.

(8)	In connection with Mr. Alsop’s resignation as an officer and his subsequent resignation from employment with us, we entered into a Separation Agreement with Mr. Alsop on June 30, 2009. Pursuant to Mr. Alsop’s Separation Agreement, we accelerated the vesting of Mr. Alsop’s unvested stock options, which represented the right to purchase 254,464 shares of our common stock and extended the timeframe during which Mr. Alsop may exercise all of his stock options following the termination of his employment so that Mr. Alsop will be entitled to exercise all of his outstanding stock options, representing options to purchase a total of 1,746,500 shares of our common stock, until the earlier of (a) the original expiration date for each such option or (b) March 31, 2014. Amount listed includes the dollar amount recognized for financial statement reporting purposes for fiscal year 2009 with respect to these modifications of Mr. Alsop’s stock options.

Grants of Plan-Based Awards

For 2009, the named executive officers received stock option grants and awards of RSUs pursuant to our 2008 Stock Option and Incentive Plan. Consistent with our Stock Option Grant Policy, option grants were made in two equal installments during the fiscal year, in May and October. These options have an exercise price equal to the closing price of our stock on the date of grant and vest in monthly increments over five years. RSUs convert to shares of our common stock upon vesting. These RSUs vest in six equal installments over three years beginning six months after issuance.

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended November 30, 2009 to the named executive officers. Mr. Alsop did not receive grants of plan-based awards for the fiscal year ended November 30, 2009 prior to his termination of employment.

GRANTS OF PLAN-BASED AWARDS TABLE — FISCAL YEAR 2009

						All	All
						Other	Other
						Stock	Stock	Exercise	Grant
						Awards:	Awards:	Price of	Date Fair
						Number	Number of	Option	Value of
						of Shares	Securities	Award	Stock and
			Estimated Possible Payouts			of Stock	Underlying	($ Per	Option
	Grant	Approval	Under Non-Equity			or Units	Options	Share)	Awards
Name	Date	Date	Incentive Plan Award			(#)(2)	(#)(3)	(4)	($)(5)(6)
			Threshold	Target	Maximum
			($)	($)(1)	($)

Richard D. Reidy	N/A	—	—	300,000	—	—	—	—	—
	5/12/2009	5/12/2009	—	—	—	75,000	87,500	22.01	2,228,731
	10/15/2009	10/15/2009	—	—	—	—	87,500	23.90	580,694

Barry N. Bycoff(7)	N/A	—	—	—	—	—	—	—	—
	5/12/2009	5/12/2009	—	—	—	40,000	—	—	880,400

Norman R. Robertson	N/A	—	—	250,000	—	—	—	—	—
	5/12/2009	5/12/2009	—	—	—	8,000	15,000	22.01	275,163
	10/15/2009	10/15/2009	—		—	—	15,000	23.90	99,548

David G. Ireland	N/A	—	—	250,000	—	—	—	—	—
	5/12/2009	5/12/2009	—	—	—	6,400	12,000	22.01	220,130
	10/15/2009	10/15/2009	—	—	—	—	12,000	23.90	79,638

Jeffrey P. Stamen	N/A	—	—	180,000	—	—	—	—	—
	5/12/2009	5/12/2009	—	—	—	3,200	6,000	22.01	110,065
	10/15/2009	10/15/2009	—	—	—	—	6,000	23.90	39,819

Joseph W. Alsop	N/A	—	—	—	—	—	—	—	—

(1)	These columns indicate the range of payouts targeted for fiscal year 2009 performance under our Corporate Executive Bonus Plan as described in “COMPENSATION DISCUSSION AND ANALYSIS” earlier in this proxy statement. The actual payout with respect to fiscal year 2009 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” There is no maximum payout under the bonus plan.
(2)	Represents restricted stock units granted pursuant to our 2008 Stock Option and Incentive Plan on May 12, 2009. Except with respect to units granted to Mr. Bycoff, these units vest, so long as the executive continues to be employed with us, in six equal installments beginning six months after date of issuance. Mr. Bycoff’s units vest in two equal installments, so long as Mr. Bycoff continues to serve as Executive Chairman. The first installment vested on November 12, 2010 and the second installment will vest six months thereafter. In all cases, dividends are not payable on unvested restricted stock units.
(3)	Represents options granted pursuant to our 2008 Stock Option and Incentive Plan. These options become exercisable, so long as the executive continues to be employed with us, in equal monthly installments over five years.
(4)	The exercise price per share is equal to the closing price per share of our common stock on the date of grant.
(5)	The methodology and assumptions used to calculate the grant date fair value of the options granted to each named executive officer during fiscal year 2009 are described in Note 8 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2009, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.
(6)	The methodology and assumptions used to calculate the grant date fair value of the restricted stock units granted to each named executive officer during fiscal year 2009 are described in Note 8 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2009, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.
(7)	The amounts shown in the table above do not include options and fully vested shares issued to Mr. Bycoff in connection with his service as a non-employee director from December 1, 2008 until March 2009. These options and shares are described in the section of this proxy statement entitled, “THE BOARD OF DIRECTORS AND ITS COMMITTEES — Director Compensation.”

The terms of the stock options and restricted stock units granted in calendar year 2009 to our named executive officers were consistent with the vesting schedules and expiration dates of the options and restricted stock units granted to employees during the year. Stock options to acquire a total of 1,455,000 shares of our common stock and 364,000 restricted stock units were granted to our employees and non-employee directors in fiscal year 2009.

Outstanding Equity Awards

The following tables set forth certain information with respect to the outstanding equity awards at November 30, 2009 for each of the named executive officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
			Equity
			Incentive					Market
			Plan					Value of
			Awards:				Number of	Shares or
			Number of				Shares or	Units of
			Securities				Units of	Stock
	Number of Securities		Underlying				Stock That	That
	Underlying		Unexercised	Option	Option		Have Not	Have Not
	Unexercised Options		Unearned	Exercise	Expiration		Vested	Vested
Name	Exercisable	Unexercisable	Options	Price	Date		(#)(28)	($)(29)

Richard D. Reidy
	50,000	0		$21.86	11/10/2013	(1)
	10,450	550		$30.81	11/14/2012	(2)
	27,550	1,450		$30.81	11/14/2012	(2)
	15,000	5,000		$23.07	05/21/2013	(3)
	15,000	5,000		$25.01	09/19/2013	(4)
	17,110	0		$19.25	02/18/2010	(5)
	590	0		$23.00	02/18/2010	(5)
	7,057	0		$19.25	02/18/2010	(5)
	243	0		$23.00	02/18/2010	(5)
	11,667	0		$14.30	04/02/2011	(6)
	35,701	0		$13.08	10/09/2011	(7)
	11,667	0		$17.42	10/09/2011	(7)
	50,320	0		$13.24	08/01/2012	(8)
	38,480	0		$13.50	08/01/2012	(8)
	6,347	0		$13.24	08/01/2012	(8)
	4,853	0		$13.50	08/01/2012	(8)
	18,333	0		$15.07	02/23/2013	(9)
	31,667	0		$16.99	12/23/2013	(9)
	5,833	0		$18.15	05/23/2014	(10)
	29,167	0		$18.75	05/23/2014	(10)
	5,834	0		$19.25	09/26/2014	(11)
	29,166	0		$21.45	09/26/2014	(11)
	5,500	4,500		$31.18	04/25/2014	(12)
	2,750	2,250		$31.18	04/25/2014	(12)
	8,250	6,750		$32.25	10/15/2014	(13)
	10,500	19,500		$29.94	04/23/2015	(14)
	31,500	58,500		$19.51	10/15/2015	(15)
	13,125	74,375		$22.01	05/11/2016	(16)
	13,125	74,375		$23.90	10/15/2016	(17)
							62,500	1,505,000

	Option Awards						Stock Awards
			Equity
			Incentive					Market
			Plan					Value of
			Awards:				Number of	Shares or
			Number of				Shares or	Units of
			Securities				Units of	Stock
	Number of Securities		Underlying				Stock That	That
	Underlying		Unexercised	Option	Option		Have Not	Have Not
	Unexercised Options		Unearned	Exercise	Expiration		Vested	Vested
Name	Exercisable	Unexercisable	Options	Price	Date		(#)(28)	($)(29)

Barry N. Bycoff
	13,333	11,667		$31.18	04/25/2014	(18)
	7,612	0		$29.94	04/23/2015	(19)
	11,864	0		$19.51	10/15/2015	(19)
	3,776	0		$22.01	05/12/2016	(19)
							20,000	481,600
Norman R. Robertson
	50,000	0		$21.86	11/10/2013	(1)
	22,800	1,200		$30.81	11/14/2012	(2)
	15,200	800		$30.81	11/14/2012	(2)
	18,750	6,250		$23.07	05/21/2013	(3)
	18,750	6,250		$25.01	09/19/2013	(4)
	25,500	0		$23.00	02/18/2010	(5)
	14,500	0		$23.00	02/18/2010	(5)
	10,000	0		$14.30	04/02/2011	(6)
	50,000	0		$16.99	02/23/2013	(9)
	35,000	0		$18.75	05/23/2014	(10)
	35,000	0		$21.45	09/26/2014	(11)
	11,000	9,000		$31.18	04/25/2014	(12)
	11,000	9,000		$32.25	10/15/2014	(13)
	10,500	19,500		$29.94	04/23/2015	(14)
	10,500	19,500		$19.51	10/15/2015	(15)
	2,250	12,750		$22.01	05/11/2016	(16)
	2,250	12,750		$23.90	10/15/2016	(17)
							6,667	160,541
David G. Ireland
	52,500	0		$21.86	11/10/2013	(1)
	22,500	0		$21.86	11/10/2013	(1)
	51,300	2,700		$30.81	11/14/2012	(2)
	22,500	7,500		$23.07	05/21/2013	(3)
	22,500	7,500		$25.01	09/19/2013	(4)
	2,000	0		$23.00	02/18/2010	(5)
	3,750	0		$17.42	10/09/2011	(7)
	5,792	0		$16.99	02/23/2013	(9)
	8,333	0		$18.15	05/23/2014	(10)
	41,667	0		$18.75	05/23/2014	(10)
	8,333	0		$19.25	09/26/2014	(11)
	41,667	0		$21.45	09/26/2014	(11)
	11,000	9,000		$31.18	04/25/2014	(12)
	11,000	9,000		$32.25	10/15/2014	(13)
	5,425	10,075		$29.94	04/23/2015	(14)
	5,075	9,425		$29.94	04/23/2015	(14)
	10,501	19,499		$19.51	10/15/2015	(15)
	1,800	10,200		$22.01	05/11/2016	(16)
	1,800	10,200		$23.90	10/15/2016	(17)
							5,334	128,443

	Option Awards						Stock Awards
			Equity
			Incentive					Market
			Plan					Value of
			Awards:				Number of	Shares or
			Number of				Shares or	Units of
			Securities				Units of	Stock
	Number of Securities		Underlying				Stock That	That
	Underlying		Unexercised	Option	Option		Have Not	Have Not
	Unexercised Options		Unearned	Exercise	Expiration		Vested	Vested
Name	Exercisable	Unexercisable	Options	Price	Date		(#)(28)	($)(29)

Jeffrey P. Stamen
	50,000	0		$19.31	07/08/2014	(20)
	22,800	1,200		$30.81	11/14/2012	(2)
	15,200	800		$30.81	11/14/2012	(2)
	5,625	1,875		$23.07	05/21/2013	(3)
	5,625	1,875		$25.01	09/19/2013	(4)
	50,000	0		$21.45	09/26/2014	(21)
	6,875	5,625		$31.18	04/25/2014	(12)
	6,875	5,625		$32.25	10/15/2014	(13)
	5,250	9,750		$29.94	04/23/2015	(14)
	5,250	9,750		$19.51	10/15/2015	(15)
	900	5,100		$22.01	05/11/2016	(16)
	900	5,100		$23.90	10/15/2016	(17)
							2,667	64,221
Joseph W. Alsop
	125,000	0		$21.86	11/10/2013	(1)
	60,000	0		$23.07	05/21/2013	(3)
	30,000	0		$23.07	05/21/2013	(22)
	60,000	0		$25.01	09/19/2013	(4)
	30,000	0		$25.01	09/19/2013	(23)
	75,000	0		$23.00	02/18/2010	(5)
	150,000	0		$14.94	10/06/2010	(24)
	100,000	0		$14.30	04/02/2011	(6)
	25,000	0		$14.30	04/02/2011	(25)
	75,000	0		$17.42	10/09/2011	(7)
	50,000	0		$17.42	10/09/2011	(7)
	229,000	0		$13.50	08/01/2012	(8)
	21,000	0		$13.50	08/01/2012	(8)
	125,000	0		$16.99	02/23/2013	(9)
	75,000	0		$18.75	03/31/2014	(10)
	125,000	0		$21.45	03/31/2014	(11)
	65,750	0		$31.18	03/31/2014	(12)
	30,000	0		$31.18	03/31/2014	(26)
	15,000	0		$32.25	03/31/2014	(13)
	50,750	0		$32.25	03/31/2014	(13)
	30,000	0		$32.25	03/31/2014	(27)
	87,500	0		$29.94	03/31/2014	(14)
	87,500	0		$19.51	03/31/2014	(15)
							—	—

(1)	This option vests 9/60ths on the date of grant, with the remainder vesting in 51 monthly increments commencing on December 1, 2003.

(2)	This option vests 9/60ths on the date of grant, with the remainder vesting in 51 monthly increments commencing on December 1, 2005.

(3)	This option vests 3/60ths on the date of grant, with the remainder vesting in 57 monthly increments commencing on June 1, 2006.

(4)	This option vests 7/60ths on the date of grant, with the remainder vesting in 53 monthly increments commencing on October 1, 2006.

(5)	This option was originally granted on February 18, 2000 and vests in 60 monthly increments commencing on March 1, 2000.

(6)	This option was originally granted on April 3, 2001 and vests 2/60ths on the date of grant, with the remainder vesting in 58 monthly increments commencing on May 1, 2001.

(7)	This option was originally granted on October 10, 2001 and vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2001.

(8)	This option was originally granted on August 2, 2002 and vests 6/60ths on the date of grant, with the remainder vesting in 54 monthly increments commencing on September 1, 2002.

(9)	This option was originally granted on February 24, 2003 and vests in 60 monthly increments commencing on March 1, 2003.

(10)	This option was originally granted on May 24, 2004 and vests 3/60ths on the date of grant, with the remainder vesting in 57 monthly increments commencing on June 1, 2004.

(11)	This option was originally granted on September 27, 2004 and vests 7/60ths on the date of grant, with the remainder vesting in 53 monthly increments commencing on October 1, 2004.

(12)	This option vests 2/60ths on the date of grant, with the remainder vesting in 58 monthly increments commencing on May 1, 2007.

(13)	This option vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2007.

(14)	This option vests 2/60ths on the date of grant, with the remainder vesting in 58 monthly increments commencing on May 1, 2008.

(15)	This option vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2008.

(16)	This option vests 3/60ths on the date of grant, with the remainder vesting in 57 monthly increments commencing on June 1, 2009.

(17)	This option vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2009.

(18)	This option vests 1/60ths on the date of grant, with the remainder vesting in 59 monthly increments commencing on May 1, 2007.

(19)	This option was fully vested on the date of grant.

(20)	This option vests in 54 monthly increments commencing on January 1, 2005.

(21)	This option was originally granted on September 27, 2004 and vests in 54 monthly increments commencing on January 1, 2005.

(22)	This option vests 15/60ths on the date of grant, with the remainder vesting in 45 monthly increments commencing on June 1, 2006.

(23)	This option vests 19/60ths on the date of grant, with the remainder vesting in 41 monthly increments commencing on October 1, 2006.

(24)	This option was originally granted on October 6, 2000 and vests 8/60ths on the date of grant, with the remainder vesting in 52 monthly increments commencing on November 1, 2000.

(25)	This option was originally granted on April 3, 2001 and vests 2/60ths on the date of grant, with the remainder vesting in 58 monthly increments commencing on May 1, 2001.

(26)	This option vests 26/60ths on the date of grant, with the remainder vesting in 34 monthly increments commencing on May 1, 2007.

(27)	This option vests 32/60ths on the date of grant, with the remainder vesting in 28 monthly increments commencing on November 1, 2007.

(28)	The unvested shares shown in this column are restricted stock unit awards that are subject to time-based vesting.

(29)	The market value of unvested restricted stock units was calculated as of November 30, 2009 based on the closing price of our common stock on NASDAQ of $24.08.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the number of stock options exercised and restricted stock units that vested in the fiscal year ended November 30, 2009 under our equity incentive plans and the corresponding amounts realized by the named executive officers.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Richard D. Reidy	9,399	72,872	12,500	279,250
Barry N. Bycoff	—	—	20,000	479,800
Norman R. Robertson	—	—	1,333	29,779
David G. Ireland	58,000	291,053	1,066	23,814
Jeffrey P. Stamen	—	—	533	11,907
Joseph W. Alsop	87,800	563,684	—	—

Severance and Change in Control Agreements

We have agreements with our executive officers that provide the benefits described below in connection with certain terminations or a change in control of our company. Except for Mr. Reidy’s severance agreement, we do not have employment or severance agreements with our named executive officers.

Mr. Reidy’s Severance Agreement

On October 13, 2009, we entered into a severance agreement with Mr. Reidy providing him with certain payments and benefits upon an “involuntary termination” of Mr. Reidy’s employment with our company in those circumstances in which Mr. Reidy’s Amended Employee Retention and Motivation Agreement, or the Amended ERMA, is not otherwise applicable. Mr. Reidy’s Amended ERMA provides for various payments and benefits upon a change in control of our company and upon an “involuntary termination” of Mr. Reidy’s employment within twelve months after a change in control. In the event an involuntary termination occurs in circumstances in which the Amended ERMA is applicable, all severance and other benefits to be paid to Mr. Reidy will be governed by the Amended ERMA and not the severance agreement.

The severance agreement provides that upon the involuntary termination of Mr. Reidy’s employment and the execution by Mr. Reidy of a standard release of claims, Mr. Reidy will be entitled to receive twenty-four months of his total target compensation, which will be paid out monthly over a twenty-four month period. Mr. Reidy’s benefits in effect as of the date of the involuntary termination (such as medical, dental, vision and life insurance) will also continue for twenty-four months. In addition, any unvested options and restricted equity held by Mr. Reidy as of the date of the involuntary termination that would have vested during the two-year period following that date if Mr. Reidy had remained employed by our company, will automatically vest.

An “involuntary termination” is defined as: (1) the assignment to the executive of any duties or the significant reduction of his duties, either of which is materially inconsistent with his position and responsibilities in effect immediately prior to such assignment, or the removal of the executive from such position and responsibilities, which is not effected for disability or for “cause” (as defined in the agreement); (2) a material reduction in the base salary and/or bonus of the executive as in effect immediately prior to such reduction; (3) the relocation of the executive to a facility or a location more than 50 miles from the executive’s then present location; (4) any purported termination of the executive by us which is not effected for death or disability or for cause, or any purported termination for cause for which the grounds relied upon are not valid; or (5) a material breach of the severance agreement by us.

The severance agreement also includes non-competition, non-disparagement and related covenants. The non-competition covenant will be in effect for two years following the termination of Mr. Reidy’s employment.

Mr. Reidy’s Amended ERMA

On October 13, 2009, we and Mr. Reidy also entered into the Amended ERMA. Under the Amended ERMA, Mr. Reidy is entitled to various payments and benefits upon a “change in control” of our company and upon an “involuntary termination” of Mr. Reidy’s employment by us within twelve months after the change in control.

The Amended ERMA provides that upon a change in control, Mr. Reidy’s annual cash bonus award will be fixed and guaranteed at his target level, and payment of that bonus will be made on a pro-rata basis with respect to the elapsed part of the relevant fiscal year. In addition, upon a change in control, all of Mr. Reidy’s outstanding unvested options and restricted equity will fully accelerate, unless the acquirer assumes all options and restricted equity.

Upon involuntary termination of Mr. Reidy’s employment within twelve months following a change in control, all of Mr. Reidy’s remaining outstanding options and restricted equity will automatically vest, Mr. Reidy will be entitled to receive a lump sum payment equal to fifteen months of his total target compensation, and Mr. Reidy’s benefits in effect as of the date of the involuntary termination (such as medical, dental, vision and life insurance) will continue for fifteen months.

For purposes of the Amended ERMA, a “change of control” is defined as the occurrence of any one of the following events: (1) any person becoming the beneficial owner (as defined in the Exchange Act) of 50% or more of the total voting power of our outstanding stock; (2) certain changes in a majority of our Board of Directors; (3) certain mergers or consolidations of our company with another entity; or (4) the sale of all or substantially all of our assets. The definition of “involuntary termination” is identical to the corresponding definition in Mr. Reidy’s severance agreement.

In the event that any amounts provided for under the Amended ERMA or otherwise payable to Mr. Reidy would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, Mr. Reidy would be entitled to receive either full payment of the benefits under the ERMA or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to Mr. Reidy.

Mr. Alsop’s Separation Agreement

On March 29, 2009, Mr. Alsop resigned as our President and Chief Executive Officer. In connection with Mr. Alsop’s resignation as an officer and his subsequent resignation from employment with us, we entered into a Separation Agreement with Mr. Alsop on June 30, 2009. Pursuant to the Separation Agreement, Mr. Alsop’s employment with us terminated on June 30, 2009. Mr. Alsop was paid his accrued salary and accrued but unused vacation through such date.

Mr. Alsop’s Separation Agreement also provided for two modifications to Mr. Alsop’s existing stock options. First, the Separation Agreement provided for the acceleration of vesting of Mr. Alsop’s unvested stock options, which represented the right to purchase 254,464 shares of our common stock. Second, the Separation Agreement extended the timeframe during which Mr. Alsop may exercise all of his stock options following the termination of his employment. Under the terms of the Separation Agreement, Mr. Alsop will be entitled to exercise all of his outstanding stock options, representing options to purchase a total of 1,746,500 shares of our common stock, until the earlier of (a) the original expiration date for each such option or (b) March 31, 2014. Mr. Alsop’s rights to exercise his stock options will otherwise be governed by the terms of the applicable stock option plan and award agreement.

The Separation Agreement does not provide for any cash severance payments to be made, nor any other employee-related benefits to be paid, to Mr. Alsop in connection with his departure from our company.

The Separation Agreement also includes non-competition, non-solicitation, non-disparagement and related covenants. The non-competition and non-solicitation covenants will be in effect through the earlier of (a) June 30, 2014 or (b) one year following the exercise, forfeiture or termination of all of Mr. Alsop’s stock options. The non-competition covenant relates to certain businesses and ventures with similar product areas and activities as our company.

Mr. Bycoff’s Employment Letter

In March 2009, Mr. Bycoff was appointed to the newly-created position of Executive Chairman. The terms of Mr. Bycoff’s compensation as Executive Chairman are set forth in an employment letter agreement he entered into with us on May 12, 2009, which was amended on January 15, 2010 to extend the term of Mr. Bycoff’s service as Executive Chairman until our annual meeting of shareholders to be held in 2011.

Mr. Bycoff’s employment letter provides that in the event of (a) Mr. Bycoff’s death, (b) Mr. Bycoff’s disability, or (c) Mr. Bycoff’s removal as Executive Chairman by the Board of Directors, in each case, occurring prior to the expiration of his term, (i) Mr. Bycoff (or his estate, as the case may be) is to be paid the unpaid portion of his base salary for the remainder of the term, payable in one lump sum within 30 days and (ii) all unvested restricted stock units will immediately vest. Mr. Bycoff will not be entitled to receive any severance or other amounts in connection with the foregoing.

Mr. Stamen’s Separation Agreement

On February 17, 2010, we entered into a letter agreement with Mr. Stamen providing for the termination of his employment with our company on March 31, 2010. The letter agreement also describes the terms of Mr. Stamen’s employment with our company from and after December 10, 2009, which was the date Mr. Stamen was replaced as Senior Vice President, Corporate Strategy and Development. Mr. Stamen is currently employed with our company on a part-time basis.

As part of Mr. Stamen’s letter agreement, we and Mr. Stamen agreed on the terms of his severance agreement. The severance agreement provides that upon the termination of Mr. Stamen’s employment and the execution by Mr. Stamen of a standard release of claims, Mr. Stamen will be entitled to receive twelve months of his total target compensation, which will be paid out monthly over a twelve month period. Mr. Stamen’s benefits in effect as of the date of the termination (such as medical, dental, vision and life insurance) will also continue for twelve months. In addition, any unvested options and restricted equity held by Mr. Stamen as of the date of the termination that would have vested during the one-year period following that date if Mr. Stamen had remained employed by our company, will automatically vest. Lastly, we extended the period of time following the termination of Mr. Stamen’s employment during which he may exercise vested stock options until December 31, 2010.

The severance agreement also includes non-competition, non-disparagement and related covenants. The non-competition covenant will be in effect for one year following the termination of Mr. Stamen’s employment.

Other Employee Retention and Motivation Agreements

We have entered into an Employee Retention and Motivation Agreement, or ERMA, with each of the other named executive officers. Each agreement provides for certain payments and benefits upon a change of control (as defined in the agreement) of our company and/or upon an involuntary termination (as defined in the agreement) of the executive officer’s employment by the company within twelve months of a change of control.

Under these agreements, upon a change of control, each executive officer’s annual cash bonus award will be fixed and guaranteed at his respective target level. Payment of this bonus will immediately occur on a pro-rata basis with respect to the elapsed part of the relevant fiscal year. In addition, upon a change of control, all outstanding unvested options and restricted equity of the executive officer will fully accelerate, unless the acquirer assumes all such options and restricted equity. Upon involuntary termination of the executive officer within 12 months following a change of control, all remaining outstanding options and restricted equity of the executive officer will automatically become vested, the executive officer will be entitled to receive a lump sum payment equal to 15 months of his total target compensation, and his benefits will continue for 15 months.

For purposes of these agreements, a “change of control” is defined as the occurrence of any one of the following events: (1) any person becoming the beneficial owner (as defined in the Exchange Act) of 50% or more of the total voting power of our outstanding stock; (2) certain changes in a majority of our Board of Directors; (3) certain mergers or consolidations of our company with another entity; (4) the liquidation of our company; or (5) the sale of all or substantially all of our assets.

An “involuntary termination” is defined as: (1) the assignment to the executive of any duties or the significant reduction of his duties, either of which is materially inconsistent with his position and responsibilities in effect immediately prior to such assignment, or the removal of the executive from such position and responsibilities, which is not effected for disability or for “cause” (as defined in the agreement); (2) a material reduction in the base salary and/or bonus of the executive as in effect immediately prior to such reduction; (3) a material reduction in the kind or level of employee benefits to which the executive is entitled immediately prior to such reduction with the result that the executive’s overall benefit package is significantly reduced; (4) the relocation of the executive to a facility or a location more than 50 miles from the executive’s then present location; (5) any purported termination of the executive by us which is not effected for death or disability or for cause, or any purported termination for cause for which the grounds relied upon are not valid; or (6) our failure to obtain, on or before a change of control, the assumption of the terms of the agreement by any successor.

“Cause” is defined as: (1) any act of personal dishonesty taken by the executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the executive; (2) the conviction of a felony; (3) a willful act by the executive which constitutes gross misconduct and which is injurious to our company; and (4) continued violations by the executive of his obligations as an employee of our company which are demonstrably willful and deliberate on his part after written demand for performance by us.

In the event that any amounts provided for under these agreements or otherwise payable to the executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, the executive would be entitled to receive either full payment of the benefits under the agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to the executive officer. The agreements do not require the company to provide any tax gross-up payments.

The following tables indicate the estimated payments and benefits that Mr. Reidy would have received under his severance agreement and Amended ERMA and by the other named executive officers under their respective ERMAs, assuming that the change of control of our company and/or termination of his employment occurred in the circumstances described above at November 30, 2009. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officer, which would only be known at the time that he becomes entitled to such payment.

Richard D. Reidy(1)

			Involuntary
			Termination
			Within 12
			Months
		Change of	Following
	Involuntary	Control	Change of
Payments and Benefits	Termination	Only(2)	Control

Cash Severance	$900,000	$0	$562,500
Pro Rata Bonus	900,000	270,000	562,500
Stock Options	248,320	0	439,739
Restricted Stock Units	1,204,000	0	1,505,000
Benefits(3)	9,448	0	5,905

Total	$3,261,768	$270,000	$3,075,644

Barry N. Bycoff

			Involuntary
			Termination
			Within 12
			Months
		Change of	Following
	Involuntary	Control	Change of
Payments and Benefits	Termination	Only	Control

Cash Severance	$0	$0	$0
Pro Rata Bonus	0	0	0
Stock Options	0	0	0
Restricted Stock Units	481,600	0	481,600
Benefits	0	0	0

Total	$481,600	0	$481,600

Norman R. Robertson

		Involuntary
		Termination
		Within 12
		Months
	Change of	Following
	Control	Change of
Payments and Benefits	Only(2)	Control

Cash Severance	$0	$400,000
Pro Rata Bonus	250,000	312,500
Stock Options	0	124,115
Restricted Stock Units	0	160,541
Benefits(3)	0	1,405

Total	$250,000	$998,561

David G. Ireland

		Involuntary
		Termination
		Within 12
		Months
	Change of	Following
	Control	Change of
Payments and Benefits	Only(2)	Control

Cash Severance	$0	$400,000
Pro Rata Bonus	250,000	312,500
Stock Options	0	119,635
Restricted Stock Units	0	128,443
Benefits(3)	0	1,849

Total	$250,000	$962,427

Jeffrey P. Stamen (4)

		Involuntary
		Termination
		Within 12
		Months
	Change of	Following
	Control	Change of
Payments and Benefits	Only(2)	Control

Cash Severance	$0	$296,876
Pro Rata Bonus	171,000	213,750
Stock Options	0	57,926
Restricted Stock Units	0	64,221
Benefits(3)	0	1,703

Total	$171,000	$634,476

(1)	As described in the section of this proxy statement entitled, “COMPENSATION DISCUSSION AND ANALYSIS,” as of December 1, 2009, Mr. Reidy’s annual base salary was increased from $330,000 to $450,000 and his target incentive percentage was increased to 100% of his base salary. For purposes of the table above, we assumed that these changes had occurred as of November 30, 2009.

(2)	In the event of a change of control, there is no accelerated vesting of options or restricted stock units provided that the acquirer assumes all existing, outstanding options and restricted stock units of the individual. These tables have been prepared under that assumption. However, if the acquirer does not assume all existing, outstanding options and restricted stock units of the individual, all unvested options and restricted stock units become fully vested and the value indicated in the third column would apply upon a change of control. The amounts shown in the first column, with respect to Messrs. Reidy and Bycoff, and in the third column are calculated using the exercise price for each unvested option and the closing stock price of our common stock on November 30, 2009, which was $24.08.

(3)	Represents the estimated value of continuing benefits (medical, dental, vision and life insurance) for twenty four months in the case of an involuntary termination of Mr. Reidy’s employment other than in connection with a change in control, and fifteen months, in all other cases, determined based on the cost of those benefits as of November 30, 2009.

(4)	As described above, we and Mr. Stamen have entered into an agreement providing for his termination of employment on March 31, 2010 and agreeing on the terms of his severance agreement. The terms of his severance agreement are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of the record date:

•	by each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	by each director of our company;

•	by each of the named executive officers; and

•	by all directors and executive officers of our company as a group.

	Beneficially Owned Shares
Name and Address of Beneficial Owner(1)	Number	Percent

FMR LLC, Edward C. Johnson 3d(2) 82 Devonshire Street Boston, MA 02109	4,907,280	12.0%
T. Rowe Price Associates, Inc.(3) 100 East Pratt Street Baltimore, MD 21202	3,975,667	9.6%
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	3,433,716	8.3%
Artisan Partners Holdings LP(5)	2,119,800	5.1%
Artisan Investment Corporation
Artisan Partners Limited Partnership
Artisan Investments GP LLC
Artisan Partners
ZFIC, Inc.
Andrew A. Ziegler
Carlene M. Ziegler 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
Joseph W. Alsop(6)	1,776,018	4.1%
Richard D. Reidy(7)	537,336	1.2%
David G. Ireland(8)	352,259	*
Norman R. Robertson(9)	328,522	*
Michael L. Mark(10)	229,603	*
Jeffrey P. Stamen(11)	212,242	*
Barry N. Bycoff(12)	70,752	*
Charles F. Kane(13)	63,678	*
David A. Krall(14)	42,968	*
Ram Gupta(15)	38,829	*
All executive officers and directors as a group (18 persons)(16)	4,150,981	9.2%

*	Less than 1%

(1)	All persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the other information contained in the footnotes to this table. Unless otherwise noted the address of such person is c/o Progress Software Corporation, 14 Oak Park, Bedford, Massachusetts 01730.

(2)	Derived from Schedule 13G/A filed on February 17, 2010. The Schedule 13G/A reported that FMR LLC held sole voting power over 729,280 shares and sole dispositive power over 4,907,820 shares.

(3)	Derived from Schedule 13G/A filed on February 12, 2010. The Schedule 13G/A reported that T. Rowe Price held sole voting power over 998,750 shares and sole dispositive power over 3,975,667 shares.

(4)	Derived from Schedule 13G filed on January 29, 2010 by BlackRock, Inc. The 13G reported that BlackRock, Inc. acquired the shares as part of its acquisition of Barclays Global Investors, NA.

(5)	Derived from Schedule 13G filed on February 11, 2010 by Artisan Partners Holdings LP, Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners, ZFIC, Inc., Andrew A. Ziegler and Carlene M. Ziegler. The Schedule 13G reported that the filers had shared voting power over 1,954,000 shares and shared dispositive power over 2,119,800 shares.

(6)	Includes 1,521,500 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 26, 2010. Mr. Alsop terminated his employment with our company as of June 30, 2009. Per the terms of Mr. Alsop’s Separation Agreement, the vesting of all unvested options he held as of the termination date was accelerated and the period during which he may exercise those options was extended until the earlier of March 31, 2014 or the expiration date of that option.

(7)	Includes 514,204 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 26, 2010 and 12,500 shares issuable upon vesting of restricted stock units that will vest within 60 days of February 26, 2010.

(8)	Includes 345,478 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 26, 2010 and 1,066 shares issuable upon vesting of restricted stock units that will vest within 60 days of February 26, 2010.

(9)	Includes 320,000 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 26, 2010 and 1,333 shares issuable upon vesting of restricted stock units that will vest within 60 days of February 26, 2010.

(10)	Includes 129,590 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 26, 2010 and 4,740 fully vested deferred stock units.

(11)	Includes 198,916 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 26, 2010 and 1,066 shares issuable upon vesting of restricted stock units that will vest within 60 days of February 26, 2010. The shares reported for Mr. Stamen reflect that in connection with his termination of employment with our company on March 31, 2010, we have agreed that any unvested options and restricted equity held by Mr. Stamen as of the date of the termination that would have vested during the one-year period following that date if Mr. Stamen had remained employed by our company, will automatically vest.

(12)	Includes 38,669 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 26, 2010 and 10,947 fully vested deferred stock units.

(13)	Includes 47,416 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 26, 2010 and 12,989 fully vested deferred stock units.

(14)	Includes 35,997 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 26, 2010 and 3,698 fully vested deferred stock units.

(15)	Includes 32,469 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 26, 2010 and 3,087 fully vested deferred stock units.

(16)	Includes 3,672,262 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of February 26, 2010, 25,061 shares issuable upon vesting of restricted stock units that will vest within 60 days of February 26, 2010 and 35,461 fully vested deferred stock units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. These reporting persons are required by regulations of the SEC to furnish us with copies of all such filings. Based solely on a review of the copies of such forms that we have received, and on written representations from certain reporting persons, we believe that, with respect to the fiscal year ended November 30, 2009, our directors, officers and 10% shareholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the Audit Committee Charter, which can be found at www.progress.com, the Audit Committee is responsible for the review and approval of related person transactions. A related person is a director, executive officer, nominee for director or certain shareholders of our company since the beginning of the last fiscal year and their respective immediate family members. A related person transaction is a transaction involving: (1) our company and any related person when the amount involved exceeds $120,000, and (2) the related person has a material direct or indirect interest.

We identify transactions for review and approval through our Code of Conduct, which can be found at www.progress.com. The Code of Conduct requires our employees to disclose any potential or actual conflicts of interest to his or her manager, our human resources department or our Chief Compliance Officer. This disclosure also applies to potential conflicts involving immediate family members of employees. Each year we require our directors and executive officers to complete a questionnaire intended to identify any transactions or potential transactions that must be reported according to SEC rules and regulations. This questionnaire also requires our directors and executive officers to promptly notify us of any changes during the course of the year.

Transactions with Related Persons

We have a contract with Salesforce.com, pursuant to which we purchased software and services relating to Salesforce.com’s customer relationship management product, through which we record, track, manage, analyze and share information regarding our sales, customer service and support, and marketing operations. During fiscal year 2009, we paid approximately $913,000 to Salesforce.com. Craig Conway, the brother of Gary Conway, our Senior Vice President and Chief Marketing Officer, is a member of the Board of Directors of Salesforce.com. We entered into the contract with Salesforce.com prior to Mr. Conway joining our company.

We engaged Mintz Levin Cohn Ferris Glovsky and Popeo PC, during fiscal year 2009 to provide legal services, principally relating to immigration. Until November 2009, Neil H. Aronson, the brother-in-law of James D. Freedman, our Senior Vice President and General Counsel, was a partner of Mintz. For fiscal year 2009, legal fees billed to us by Mintz were approximately $126,000 and expenses billed were approximately $12,000. The retention of Mintz to provide legal services was disclosed in accordance with our Code of Conduct.

We did not engage in any other transactions or series of similar transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest.

PROPOSAL 2: APPROVAL OF AMENDMENT TO THE PROGRESS SOFTWARE CORPORATION
2008 STOCK OPTION AND INCENTIVE PLAN

The 2008 Stock Option and Incentive Plan, or the 2008 plan, was adopted by our shareholders at the annual meeting of shareholders held on April 23, 2008. Upon adoption, the 2008 Plan replaced our 1997 Stock Incentive Plan, our 1992 Incentive and Nonqualified Stock Option Plan and our 1994 Stock Incentive Plan (which we refer to together in this proxy statement as, the “Old Stock Plans”). We have not granted any further awards under the Old Stock Plans since the 2008 Plan became effective.

As of February 26, 2010, the maximum number of shares of common stock that could be issued under the 2008 Plan was 4,403,757 shares, which represented the sum (i) 3,800,000 shares of common stock originally reserved for issuance under the 2008 Plan; plus (ii) 247,367 shares that were available for grant under the Old Plans at the time of adoption of the 2008 Plan; plus (iii) 356,390 shares that have been added back to the shares available for issuance under the 2008 Plan since the adoption of the 2008 Plan as a result of awards that were forfeited, canceled or expired under the Old Stock Plans.

As of February 26, 2010, taking into account all stock options, restricted stock units, deferred stock units and unrestricted shares issued or reserved for issuance under the 2008 Plan, and adding back all cancellations under the 2008 Plan and the Old Stock Plans, there remained 100,291 shares available for issuance under the 2008 Plan. On March 18, 2010, our board of directors unanimously approved the amendment of the 2008 Plan to increase the number of shares of common stock authorized for issuance under the 2008 Plan by 6,000,000 shares. This increase is subject to shareholder approval being received at the 2010 Annual Meeting. A copy of the 2008 Plan, as proposed to be amended, is attached as Annex A to this Proxy Statement.

Our board of directors believes that stock options and other stock-based awards can play an important role in our success because they encourage and enable our officers, directors and employees, upon whose judgment, initiative and efforts we largely depend for the successful conduct of our business, to acquire a proprietary interest in our company. Our board of directors believes that the availability of an adequate reserve of shares for issuance under the 2008 Plan is essential to enable us to maintain our competitive position with respect to recruiting and retaining highly skilled personnel

In addition to the 2008 Plan, we have adopted two stock plans for which the approval of shareholders was not required: the 2002 Nonqualified Stock Plan and the 2004 Inducement Stock Plan. On March 18, 2010, our board of directors amended the 2002 Nonqualified Stock Plan to require that options have a maximum term of seven years and to provide that all forms of non-option equity issued under the plan are the equivalent of 2.25 options. The purpose of these amendments was to conform these terms of the 2002 Nonqualified Stock Plan to the corresponding terms of the 2008 Plan. A total of 6,500,000 shares are issuable under the 2002 Plan, of which 635,676 shares were available for grant at February 26, 2010. The number of shares of common stock underlying any awards pursuant to the 2002 Nonqualified Stock Plan that are repurchased or forfeited, or the shares of common stock with respect to an award that has expired, terminated or been canceled (other than by exercise) are added back to the number of authorized shares that may be issued under the 2002 Nonqualified Stock Plan. The 2002 Nonqualified Stock Plan does not permit shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding to be added back to the authorized shares that may be issued under the 2002 Nonqualified Stock Plan.

The 2004 Inducement Stock Plan is reserved for persons to whom we may issue securities as an inducement to become employed by us pursuant to the rules and regulations of the NASDAQ Stock Market. On March 18, 2010, our board of directors amended the 2004 Inducement Stock Plan to require that options have a maximum term of seven years and to provide that all forms of non-option equity issued under the plan are the equivalent of 2.25 options. The purpose of these amendments was to conform these terms of the 2004 Inducement Stock Plan to the corresponding terms of the 2008 Plan. A total of 1,000,000 shares are issuable under the 2004 Inducement Stock

Plan, of which 233,158 shares were available for grant at February 26, 2010. The number of shares of common stock underlying any awards pursuant to the 2004 Inducement Stock Plan that are repurchased or forfeited, or the shares of common stock with respect to an award that has expired, terminated or been canceled (other than by exercise) are added back to the number of authorized shares that may be issued under the 2004 Inducement Stock Plan. The 2004 Inducement Stock Plan does not permit shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding to be added back to the authorized shares that may be issued under the 2004 Inducement Stock Plan.

As of February 26, 2010, we had an aggregate of 9,163,876 shares reserved for issuance upon exercise of outstanding stock options under all of our stock plans, including the 2008 Plan. The weighted average exercise price of the outstanding options granted under our stock plans was $23.60 and the outstanding options had a weighted average remaining term of 4.15 years. As of February 26, 2010, we had reserved for issuance an aggregate of 373,775 unvested restricted stock units and 35,461 deferred stock units under our stock plans.

Based solely on the closing price of our common stock as reported on the NASDAQ Stock Market on February 26, 2010, the maximum aggregate market value of the 6,000,000 new shares that could potentially be issued under the 2008 Plan is $74,720,000.

If a quorum is present at the 2010 Annual Meeting, a majority of the votes properly cast at the meeting will be required to approve the proposed amendment to the 2008 Plan.

Our board of directors recommends that shareholders vote FOR the proposal to approve the amendment of the 2008 Plan to increase the number of shares of common stock authorized for issuance under the 2008 Plan by 6,000,000 shares.

Summary of the Provisions of the 2008 Plan

The following summary of the 2008 Plan is qualified in its entirety by the specific language of the 2008 Plan, a copy of which is attached as Annex A to this proxy statement.

The 2008 Plan is administered by the Compensation Committee (the “Administrator”), which consists of at least two “Outside Directors.” An “Outside Director” means any director who (1) is not an employee of our company or of any “affiliated group,” as such term is defined in Section 1504(a) of the Code, which includes the company (we refer to such a person as an “Affiliate”), (2) is not a former employee of our company or any Affiliate who is receiving compensation for prior services (other than benefits under a tax-qualified retirement plan) during the company’s or any Affiliate’s taxable year, (3) has not been an officer of our company or any Affiliate, and (4) does not receive remuneration from our company or any Affiliate, either directly or indirectly, in any capacity other than as a director.

The 2008 Plan permits the granting to officers, directors, employees and others who provide services to our company, at the discretion of the Administrator, of a variety of stock incentive awards based on our common stock. Awards under the 2008 Plan include stock options (both incentive and non-qualified), stock appreciation rights, restricted stock awards, unrestricted stock awards, performance share awards, deferred stock awards, cash-based awards and dividend equivalent rights. The Administrator selects the person to whom awards are granted and the number, type and terms of the award granted. As of February 26, 2010, we had four non-employee directors and approximately 1,680 employees eligible to receive awards under the 2008 Plan.

The grant of any award other than an option or a stock appreciation right reduces the number of shares of common stock available for issuance under the 2008 Plan by 2.25 shares of common stock for each such share actually subject to the award and is deemed an award of 2.25 shares of common stock for each share subject to the award. The grant of an option or a stock appreciation right is deemed an award of one share of common stock for each share actually subject to the award.

Under the 2008 Plan, the number of shares of common stock underlying any grants pursuant to the Old Stock Plans or the 2008 Plan that are forfeited, canceled, repurchased or are terminated (other than by exercise) are added back to the number of authorized shares that may be issued under the 2008 Plan. Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding are not available for future issuance under the 2008 Plan.

Stock Options.  The 2008 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options, or Incentive Options, under Section 422 of the Code, and (2) options that do not so qualify, or Non-Qualified Options. The option exercise price of each option is determined by the Administrator but may not be less than 100% of the fair market value of the shares on the date of grant. The option exercise price of each option cannot be reduced without shareholder approval.

The term of each option is fixed by the Administrator and may not exceed seven years from date of grant. The Administrator determines at what time or times each option may be exercised and, subject to the provisions of the 2008 Plan, the period of time, if any, after death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator.

The exercise price of options granted under the 2008 Plan may be paid in cash or bank check or other instrument acceptable to the Administrator, or, with the consent of the Administrator, in shares of common stock. The exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee.

To qualify as Incentive Options, options must meet additional requirements, including a $100,000 per year limitation on the value of shares subject to Incentive Options which first become exercisable in any one year, and a maximum five-year term and exercise price of at least 110% of fair market value in the case of greater-than-10% shareholders.

Stock Appreciation Rights.  The Administrator may also grant stock appreciation rights which entitle the holder to receive, upon exercise, common stock having a fair market value equal to the amount by which the fair market value of our common stock on the date of exercise exceeds the exercise price of the stock appreciation right, multiplied by the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be granted in conjunction with an option, in which event, upon exercise of one of the awards, the number of shares with respect to which the other award may be exercised is correspondingly reduced. The exercise price of a stock appreciation right is determined by the Administrator, but is not to be less than 100% of the fair market value of our common stock on the date of grant. The term of each stock appreciation right is fixed by the Administrator and may not exceed seven years.

Restricted Stock Awards.  The Administrator may also award shares of common stock subject to such conditions and restrictions as the Administrator may determine (we refer to such shares as “Restricted Stock”). These conditions and restrictions may include provisions for vesting conditioned upon the achievement of certain performance objectives and/or continued employment with us through a specified vesting period. In the event awards of Restricted Stock granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event awards of Restricted Stock granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. The purchase price, if any, of shares of Restricted Stock is determined by the Administrator.

If a participant who holds unvested shares of Restricted Stock terminates employment for any reason (including death), the unvested shares will be automatically forfeited in exchange for the amount, if any, which the participant paid for them. Prior to the fulfillment of the applicable conditions, the participant will have all rights of a shareholder with respect to the shares of Restricted Stock, including voting and dividend rights, subject only to the conditions and restrictions set forth in the 2008 Plan and in the participant’s Restricted Stock award.

Unrestricted Stock Awards.  The Administrator may also grant shares of common stock (at no cost or for a purchase price determined by the Administrator which shall not be less than fair market value) which are free from any restrictions under the 2008 Plan (we refer to such shares as “Unrestricted Stock”). Unrestricted Stock may be issued to employees in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to employees pursuant to our other bonus plans. Participants may elect to receive all or a portion of their compensation in shares of Unrestricted Stock by entering into an irrevocable agreement with us no later than the date specified by the Administrator.

Performance Share Awards.  The Administrator may also grant performance share awards entitling the recipient to receive shares of common stock upon the achievement of individual or company performance goals and such other conditions as the Administrator determines.

Deferred Stock Awards.  The Administrator may award phantom stock units as deferred stock awards to participants. Deferred stock awards are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance objectives and/or continued employment with us through a specified vesting period. However, in the event these awards granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. In the Administrator’s sole discretion and subject to the participant’s compliance with the procedures established by the Administrator and requirements of Section 409A of the Internal Revenue Code, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a fully vested deferred stock award. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Cash-based Awards.  The Administrator may also grant cash-based awards upon such terms and conditions as determined by the Administrator, including the achievement of individual or company performance goals. Payment of cash-based awards may be settled in cash or shares of our common stock as determined by the Administrator.

Dividend Equivalent Rights.  The Administrator may grant dividend equivalent rights which entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of common stock. Dividend equivalent rights may be granted to a participant as a component of deferred stock awards, restricted stock awards or performance share awards or as a freestanding award. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Amendments and Terminations.  Our Board of Directors may at any time amend or discontinue the 2008 Plan and the Administrator may at any time amend or cancel outstanding awards (or provide substitute awards at the same exercise or purchase price) for the purpose of satisfying changes in the law or for any other lawful purpose. Among other things, the Administrator has the authority to accelerate the exercisability or vesting of an award (except Restricted Stock Awards) or extend the period for exercise of an award. However, no action may be taken which adversely affects any rights under outstanding awards without the holder’s consent. No amendment, unless approved by our shareholders, shall be effective if it would permit the repricing of options or stock appreciation rights granted to employees, including directors and officers, of our company. In addition, no amendment, unless approved by our shareholders, shall be effective if it would cause a material increase in the number of shares authorized under the 2008 Plan, a material increase in the benefits accruing to participants under the 2008 Plan, or a change in the eligible class of recipients under the 2008 Plan.

Sale Event Provisions.  The 2008 Plan provides that in the event of a “Sale Event” (as defined in the 2008 Plan) of our company, if options and certain other awards are not assumed or otherwise continued in the transaction, the Administrator will accelerate the exercisability and vesting of all outstanding awards. In that instance, the Administrator may provide a cash payment to holders of options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the option or stock appreciation rights. Alternatively, the Administrator may also cancel outstanding options and other awards effective upon the Sale Event, provided that holders have a period of time prior to such date in which to exercise such options and awards. In addition, the Administrator may accelerate the vesting of any awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

New Plan Benefits.  The number of awards (if any) that an employee or non-employee director may receive under the 2008 Plan is at the discretion of the Compensation Committee and therefore cannot be determined in advance. Our executive officers and directors have an interest in this proposal because they are eligible to receive awards under the 2008 Plan. However, we anticipate that, subject to the approval of this proposal by our shareholders at the annual meeting and other factors considered by the Compensation Committee such as our gross or net stock burn rate, the Compensation Committee will grant awards on a basis substantially consistent with fiscal year 2009. Accordingly, the following table provides information concerning the benefits that were received by the following persons or groups during fiscal year 2009: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all employees who are not executive officers, as a group.

The amounts in the following table represent shares of common stock subject to options granted under our 2008 Plan during fiscal year 2009, regardless of whether such options have been exercised, and shares of common stock subject to deferred stock awards.

New Plan Benefits

		Number of
		Shares of	Number of
Name and Position(1)	Number of RSUs	Unrestricted Stock	Stock Options

Richard D. Reidy	75,000	—	175,000
President and Chief Executive Officer
Barry N. Bycoff	40,000	1,136	3,776
Executive Chairman
Norman R. Robertson	8,000	—	30,000
Senior Vice President, Finance and Administration and Chief Financial Officer
David G. Ireland	6,400	—	24,000
Executive Vice President
Jeffrey P. Stamen	3,200	—	12,000
Senior Vice President, Corporate Development and Strategy
All current executive officers, as a group	187,200	—	450,111
All current directors who are not executive officers, as a group	—	13,092	48,873
All employees who are not executive officers, as a group	176,784		956,105

(1)	Joseph W. Alsop, our former Chief Executive Officer, did not receive any equity awards in fiscal year 2009 prior to his termination of employment.

Federal Tax Aspects of the 2008 Plan

The following is a summary of the principal Federal income tax consequences of transactions under the 2008 Plan. It does not describe all Federal tax consequences under the 2008 Plan, nor does it describe state, local or foreign tax consequences.

Incentive Options.  No taxable income is realized by an optionee upon the grant or exercise of an Incentive Option, but the exercise of an Incentive Option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee. If shares issued to an optionee pursuant to the exercise of an Incentive Option are not sold or transferred within two years from the date of grant and within one year after the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) there will be no deduction for the company for Federal income tax purposes.

If shares of common stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year or one-year holding periods described above (a “disqualifying disposition”), generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price, and (2) we will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the Incentive Option is paid by tendering shares of common stock.

If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a Non-Qualified Option. Generally, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability).

Non-Qualified Options.  With respect to Non-Qualified Options under the 2008 Plan, no income is realized by the optionee at the time the option is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount, and (b) at disposition of the shares acquired upon exercise, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

Stock Appreciation Rights.  The recipient of a stock appreciation right will generally be subject to tax at ordinary income rates on the fair market value of any common stock received upon exercise of the stock appreciation right. We generally will be entitled to a deduction equal to the amount of ordinary income realized by the recipient.

Restricted Stock.  A recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time that the stock is no longer subject to forfeiture, minus any amount paid for such stock. However, a recipient who so elects under Section 83(b) of the Code, within 30 days of the date of issuance of the Restricted Stock, will realize ordinary income on the date of issuance equal to the fair market value of the shares of Restricted Stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. We generally will receive a tax deduction equal to the amount includable as ordinary income to the recipient.

Unrestricted Stock.  The recipient of Unrestricted Stock will generally be subject to tax at ordinary income rates on the fair market value of such Unrestricted Stock on the date that such Unrestricted Stock is issued to the participant, minus any amount paid for such stock. We generally will be entitled to a deduction equal to the amount treated as compensation that is taxable as ordinary income to the recipient.

Performance Share Awards.  The recipient of a performance share award will generally be subject to tax at ordinary income rates on the fair market value of any common stock issued under the award on the date of issuance of the shares, and we generally will be entitled to a deduction equal to the amount of ordinary income realized by the recipient.

Deferred Stock Awards.  The recipient of a deferred stock award will not be subject to any income tax until the award is settled in shares of common stock so long as the requirements of Section 409A of the Code are satisfied. Upon settlement of the award in shares of common stock, the recipient will be subject to tax at ordinary income rates on the fair market value of the common stock. We generally will be entitled to a deduction equal to the amount of ordinary income realized by the recipient.

Cash-based Awards.  The recipient of a cash-based award will be subject to tax at ordinary income rates when the award is settled. We generally will be entitled to a deduction equal to the amount of ordinary income realized by the recipient.

Dividends and Dividend Equivalents.  Dividends paid on common stock (including Restricted Stock) and dividend equivalents paid with respect to deferred stock awards will be taxed at ordinary income rates to the recipient. Generally, we will not be entitled to any deduction for dividends, except in the case of dividends paid on Restricted Stock with respect to which no Section 83(b) election has been filed. We will be entitled to a deduction for dividend equivalents.

Parachute Payments.  The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions.  As a result of Section 162(m) of the Code, our deduction for certain awards under the 2008 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2008 Plan is structured to allow certain awards to qualify as performance-based compensation.

The foregoing is only a summary of the principal Federal income tax consequences of transactions under the 2008 Plan. This summary does not purport to be a complete description of all Federal tax implications, nor does it discuss the income tax laws of any municipality, state or foreign country in which a recipient under the 2008 Plan may reside or otherwise be subject to tax. Recipients of equity under the 2008 Plan are strongly urged to consult their own tax advisor concerning the application of various tax laws that may apply to a recipient’s particular situation.

PROPOSAL 3: AMENDMENT TO THE PROGRESS SOFTWARE CORPORATION
1991 EMPLOYEE STOCK PURCHASE PLAN

The Progress Software Corporation 1991 Employee Stock Purchase Plan, or the ESPP, was adopted by our shareholders at a special meeting of shareholders held on July 1, 1991. The ESPP was amended and restated in March 1998, and further amended in September 2006, April 2007 and May 2009. As of February 26, 2010, a total of 4,500,000 shares of our common stock were authorized for issuance under the ESPP, of which approximately 502,000 remained available and reserved for issuance.

We believe that the availability of an adequate reserve of shares for issuance under the ESPP will benefit us by providing employees with an opportunity to acquire shares of our common stock and will enable us to attract, retain and motivate valued employees. On March 18, 2010, our Board of Directors unanimously approved an increase in the number of shares of our common stock reserved for issuance under the ESPP by 400,000 shares to a total of 4,900,000 shares, which increase is subject to shareholder approval being received at the 2010 Annual Meeting. A copy of the ESPP, as proposed to be amended, is attached as Annex B to this Proxy Statement.

If a quorum is present at the 2010 Annual Meeting, a majority of the votes properly cast will be necessary to approve the proposed amendment to the ESPP.

The Board of Directors recommends that you vote FOR the proposal to amend the ESPP to increase the maximum number of shares issuable thereunder by 400,000 shares.

Summary of the Provisions of the ESPP

The following summary of the ESPP, as amended, is qualified in its entirety by the specific language of the ESPP, a copy of which is attached as Annex B.

It is our intention that the ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.

Any employee of ours or of any present or future subsidiary is eligible to participate in the ESPP so long as the employee is customarily employed for at least 20 hours per week and for more than five months in a calendar year. No person who owns or holds, or as a result of participation in the ESPP would own or hold, stock or options to purchase stock, together equal to 5% or more of our total outstanding common stock is entitled to participate in the ESPP. No employee may exercise an option granted under the ESPP that permits the employee to purchase our common stock having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Participation in the ESPP is limited to eligible employees who authorize payroll deductions (within ranges specified by the Compensation Committee) pursuant to the ESPP. There are currently approximately 1,800 employees eligible to participate in the ESPP, of whom approximately 800 are participating. Once an employee becomes a participant in the ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the ESPP, becomes ineligible to participate in the ESPP, or his or her employment ceases. A participant may be enrolled in only one offering period at a time.

Each offering of our common stock under the ESPP is for a period of 27 months, which we refer to as an “offering period.” Offering periods are overlapping, with a new 27-month offering period beginning every three months. New offering periods begin on each January 1, April 1, July 1 and October 1. Each offering period is comprised of nine three-month exercise periods. Shares are purchased on the last business day of each exercise period, in March, June, September and December, with that day being referred to as an “exercise date”. Our Board of Directors may establish different offering periods or exercise periods under the ESPP.

On the first day of an offering period, we grant to employees participating in that offering period an option to purchase shares of our common stock. On the exercise date of each exercise period, the employee is deemed to have exercised the option, at the exercise price, to the extent of accumulated payroll deductions. The option exercise price is an amount equal to 85% of the fair market value per share of our common stock on either the first day of the offering period or the exercise date, whichever is lower. If the fair market value of our common stock on an exercise date (other than the last exercise date of an offering period) is less than its fair market value on the first day of an offering period, then after the exercise of the option, all participants will automatically be withdrawn from that offering and enrolled in the new offering period.

No offering period may commence, and no exercise date may occur, if at any time it is determined that we are not then lawfully permitted to offer, issue and sell shares of our common stock in accordance with the terms of the ESPP pursuant to an effective registration statement under the Securities Act of 1933. If an offering period cannot commence for this reason, it may commence on a date other than January 1, April 1, July 1 or October 1, and may be for a duration of less than 27 months, as determined in the sole discretion of the Compensation Committee. If an exercise date cannot occur, the automatic exercise of an option will occur on the next succeeding exercise date in the offering period, or if there is no exercise date in the offering period, all of the participant’s outstanding payroll deductions will be returned.

Subject to certain limitations, the number of shares of our common stock a participant purchases in each exercise period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the exercise period by the option exercise price. In general, if an employee is no longer a participant on an exercise date, the employee’s option, which would have been automatically exercised on that date, will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

A participant may elect to increase or decrease the amount of his or her payroll deductions at any time, subject to a minimum of 1% and a maximum percentage established by the Compensation Committee. A reduction in the amount of a participant’s payroll deductions will be effective seven business days after we receive written notice from the participant and will apply to the first full pay period commencing after that date. An increase in the amount of a participant’s payroll deductions will be effective seven business days after we receive written notice from the participant and will apply to the first full exercise period commencing after that date. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period.

The ESPP is administered by the Compensation Committee of our Board of Directors. The Compensation Committee, at its sole discretion, may establish a minimum holding period, for shares of stock acquired by a participant or a participant’s beneficiary upon exercise of an option granted under the ESPP. Currently, the Compensation Committee has set a three month holding period. The ESPP will continue until terminated by our Board of Directors.

If the increase in the number of shares reserved for issuance under the ESPP is approved by our shareholders, we intend to file a Registration Statement on Form S-8 covering the shares of our common stock issuable as a result of that increase, and upon the effectiveness of such registration statement all such shares will be, when issued, eligible for resale in the public market.

We are unable to determine the dollar value and number of options or amounts that will be received by or allocated to any of our executive officers, those officers as a group, or employees who are not executive officers as a group, as a result of the increase in the number of shares subject to purchase under the ESPP. If the proposed amendment had been in effect during fiscal year 2009, it would not have affected the number of options received by or allocated to participants in fiscal year 2009.

Our Board of Directors may, in its discretion, at any time, terminate or amend the ESPP except that no termination may affect options previously granted nor may any amendment make a change in any option previously granted which would adversely affect the rights of an option holder under the ESPP.

Summary of Federal Income Tax Consequences

A participant in the ESPP recognizes no taxable income either as a result of participation in the ESPP or upon exercise of an option to purchase shares of our common stock under the terms of the ESPP.

If a participant disposes of shares purchased upon exercise of an option granted under the ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition”, the participant will realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.

If the participant disposes of shares purchased upon exercise of an option granted under the ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares on the date of disposition over the exercise price or (2) the excess of the fair market value of the shares on the first day of the applicable offering period over the exercise price. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

If the participant still owns the shares at the time of death, the lesser of (1) the excess of the fair market value of the shares on the date of death over the exercise price or (2) the excess of the fair market value of the shares on the first day of the offering period in which the shares were purchased over the exercise price will constitute ordinary income in the year of death.

We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.

The foregoing is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax. Participants are strongly urged to consult their own tax advisor concerning the application of the various tax laws that may apply to a participant’s particular situation.

The following table sets forth information related to securities authorized for issuance under equity compensation plans as of November 30, 2009, including the ESPP:

	Number of
	Securities to be
	Issued Upon		Weighted-average
	Exercise of		Exercise Price of	Number of
	Outstanding		Outstanding	Securities
	Options, Warrants		Options, Warrants	Remaining Available
Plan Category	and Rights		and Rights	For Future Issuance
	(In thousands, except per share data)

Equity compensation plans approved by shareholders(1)	7,372	(2)	$23.11	1,018	(3)
Equity compensation plans not approved by shareholders(4)	2,737		22.95	849

Total	10,109		$23.07	1,867

(1)	Consists of the 1992 Incentive and Nonqualified Stock Option Plan, 1994 Stock Incentive Plan, 1997 Stock Incentive Plan, 2008 Stock Option and Incentive Plan and ESPP.

(2)	Does not include purchase rights accruing under the ESPP because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)	Includes 580,000 shares available for future issuance under the ESPP.

(4)	Consists of the 2002 Nonqualified Stock Plan and the 2004 Inducement Stock Plan described above.

PROPOSAL 4: RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Four is to ratify the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending November 30, 2010. Deloitte & Touche LLP was the independent registered public accounting firm for our company for the fiscal year ended November 30, 2009.

Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its shareholders. If our shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

AUDIT COMMITTEE REPORT

Management is responsible for establishing and maintaining adequate internal control over financial reporting to ensure the integrity of the company’s financial statements. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the effectiveness of the company’s internal control over financial reporting in conjunction with an audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing opinions on the financial statements and the effectiveness of internal control over financial reporting. The Audit Committee has met and held discussions with management and Deloitte & Touche LLP regarding the internal control over financial reporting and the financial audit process of the company.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP, the independent accountant’s independence.

The Audit Committee reviewed and discussed the company’s audited consolidated financial statements for the fiscal year ended November 30, 2009 with management and Deloitte & Touche LLP. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee reviewed and discussed with Deloitte & Touche LLP the communications required by standards established by the PCAOB, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and discussed the results of Deloitte & Touche LLP’s audit of the financial statements.

Based on the above-mentioned reviews and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2009, for filing with the Securities and Exchange Commission.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Audit Committee,

Charles F. Kane, Chairman
Ram Gupta
Michael L. Mark

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected the firm of Deloitte & Touche LLP, independent registered public accounting firm, to serve as our independent registered public accounting firm for the fiscal year ending November 30, 2010. We have been advised that a representative of Deloitte & Touche LLP will be present at the annual meeting. This representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions presented at the meeting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Aggregate fees billed to us for services performed for the fiscal years ended November 30, 2009 and November 30, 2008 by our independent registered public accounting firm, Deloitte & Touche LLP, were as follows:

	Fiscal 2009	Fiscal 2008

Audit Fees(1)	$2,018,765	$2,209,984
Tax Fees(2)	1,238,927	908,941
Audit-Related Fees(3)	56,945	94,000
All Other Fees	—	—

(1)	Includes statutory audit fees related to our wholly-owned foreign subsidiaries, as the results of these audits are utilized in the audit of our consolidated financial statements. In accordance with the policy on Audit Committee pre-approval, 100% of audit services provided by the independent registered public accounting firm are pre-approved.

(2)	Includes fees primarily for tax compliance, tax advice and tax planning (domestic and international). In accordance with the policy on Audit Committee pre-approval, 100% of tax services provided by the independent registered public accounting firm are pre-approved.

(3)	Includes fees related to the performance of audits and attest services not required by statute or regulations, due diligence related to mergers, acquisitions, proposed transactions, and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions. In accordance with the policy on Audit Committee pre-approval, 100% of audit-related services provided by the independent registered public accounting firm are pre-approved.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests for specific services by the independent registered public accounting firm which comply with the auditor services policy are reviewed by our Finance, Tax, and Internal Audit departments. Requests approved by the group are aggregated and submitted to the Audit Committee in one of the following ways:

•	Request for approval of services at a meeting of the Audit Committee; or

•	Request for approval of services by the Chairman of the Audit Committee and then the approval by the full committee at the next meeting of the Audit Committee.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

OTHER MATTERS

Our Board of Directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed as proxies for the meeting intend to vote the shares represented by that proxy in accordance with their best judgment on such matters.

PROPOSALS OF SHAREHOLDERS FOR 2011 ANNUAL MEETING

We anticipate that our 2011 Annual Meeting of Shareholders will be held on or about April 26, 2011. Proposals of shareholders intended to be presented at the 2011 annual meeting must, in order to be included in our proxy statement and the form of proxy for the 2011 annual meeting, be received at our principal executive offices by November 26, 2010.

Under our by-laws, any shareholder intending to present any proposal (other than a proposal made by, or at the direction of, our Board of Directors) at the 2011 annual meeting, must give written notice of that proposal (including certain information about any nominee or matter proposed and the proposing shareholder) to our Secretary not later than the close of business on the 90th day (January 27, 2011) nor earlier than the close of business on the 120th day (December 28, 2010) prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after that anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.

EXPENSES OF SOLICITATION

We will bear the cost of solicitation of proxies. In addition to soliciting shareholders by mail, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs in forwarding proxy materials to the beneficial owners of shares held of record by them. Our directors, officers and regular employees may, without additional compensation, solicit shareholders in person or by mail, telephone, facsimile, or otherwise following the original solicitation.

AVAILABLE INFORMATION

Shareholders of record on February 26, 2010 will receive with this proxy statement a copy of our 2009 Annual Report on Form 10-K, containing detailed financial information concerning our company. Our 2009 Annual Report on Form 10-K is also available on-line from the SEC’s EDGAR database at the following address: www.sec.gov/cgi-bin/srch-edgar?progress+software

We will furnish our 2009 annual report on Form 10-K, including the financial statements, free of charge upon written request. The exhibits to the 2009 annual report on Form 10-K not included in the proxy materials are available electronically at www.sec.gov. Written requests should be directed to our Secretary at the address above. Our 2009 annual report on Form 10-K (including exhibits thereto) is also available on our website at www.progress.com.

ANNEX A

PROGRESS SOFTWARE CORPORATION
2008 STOCK OPTION AND INCENTIVE PLAN
(Amended and Restated 18 March 2010)

Section 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Progress Software Corporation 2008 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective employees) of Progress Software Corporation (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the Committee.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights.

“Award Document” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Document is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Cause” means (i) any material breach by the grantee of any agreement to which the grantee and the Company are both parties, (ii) any act or omission to act by the grantee which may have a material and adverse effect on the Company’s business or on the grantee’s ability to perform services for the Company, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (iii) any material misconduct or material neglect of duties by the grantee in connection with the business or affairs of the Company or any affiliate of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means a committee which is comprised of not less than two Non-Employee Directors who are independent.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Deferred Stock Award” means an Award of phantom stock units to a grantee.

“Disability” means disability as set forth in Section 22(e)(3) of the Code.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan is approved by shareholders as set forth in Section 21.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the closing price per share of Stock as reported by the NASDAQ Global Select Market or another national securities exchange. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations. If the Stock is not quoted on the NASDAQ Global Select Market or another national securities exchange, the fair market value of the Stock shall be as determined in good faith by the Administrator

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance-Based Award” means any Restricted Stock Award, Deferred Stock Award, Performance Share Award or Cash-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: revenue, non-GAAP operating income, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, sales or revenue, acquisitions or strategic transactions, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, total shareholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Deferred Stock Award, Performance Share Award or Cash-Based Award.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means an Award entitling the recipient to acquire shares of Stock upon the attainment of specified Performance Goals.

“Restricted Stock Award” means an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iii) the sale of all of the Stock of the Company to an unrelated person or entity.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by shareholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

Section 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan.  The Plan shall be administered by the Administrator. In the event the Administrator is the Committee rather than the Board, it is the intention of the Company that the Committee shall consist of “outside directors” within the meaning of Section 162(m) of the Code and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, but the authority and validity of any act taken or not taken by the Committee shall not be affected if any person serving on the Committee does not meet the qualification imposed by this sentence. Except as specifically reserved to the Board under the terms of the Plan or when the Board is serving as Administrator, the Committee shall have full and final authority to operate, manage and administer the Plan on behalf of the Company. Action by the Committee shall require the affirmative vote of a majority of all members thereof.

(b) Powers of Administrator.  The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Cash-Based Awards and Performance Share Awards, Dividend Equivalent Rights or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v) to accelerate at any time the exercisability and vesting of all or any portion of any Award with the exception of a Restricted Stock Award or Deferred Stock Award other than in the context of a Sale Event;

(vi) subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options or Stock Appreciation Rights may be exercised;

(vii) to reduce the per-share exercise price of any outstanding Stock Option or Stock Appreciation Right awarded to any employee of the Company, including any officer or director of the Company (but not to less than 100% of Fair Market Value on the date the reduction is made) provided, however, that such reduction shall be effective only if approved by the shareholders of the Company; and

(viii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Award Document.  Awards under the Plan shall be evidenced by Award Documents that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(d) Indemnification.  Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(e) Foreign Award Recipients.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

Section 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable.  The maximum number of shares of Stock reserved and available for issuance under the Plan shall be equal to the sum of (i) 9,800,000, plus (ii) the number of shares of Stock available for grant on the Effective Date under the Progress Software Corporation 1992 Incentive and Nonqualified Stock Option Plan, the Progress Software Corporation 1994 Stock Incentive Plan and the Progress Software Corporation 1997 Stock Incentive Plan, as amended and restated March 22, 2007 (together, the “Old Stock Plans”), plus (iii) the number of shares of Stock underlying any grants pursuant to the Old Stock Plans that are forfeited, canceled, repurchased or are terminated (other than by exercise) from and after the Effective Date, plus (iv) the number of shares of Stock underlying any grants pursuant to this Plan that are forfeited, canceled, repurchased or are terminated (other than by exercise). Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 500,000 shares of Stock may be granted to any one individual grantee during any one calendar year period. The maximum number of shares of Stock that may be issued in the form of Incentive Stock Options may not exceed 9,800,000. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Effect of Awards.  The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award of 2.25 shares of Stock for each such share of Stock actually subject to the Award. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award for one share of Stock for each such share of Stock actually subject to the Award.

(c) Changes in Stock.  Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(d) Sale Event.  The Administrator may in its discretion accelerate the exercisability and vesting of all outstanding Awards. Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event the Awards are not assumed, continued or otherwise substituted in connection with a Sale Event, the Administrator shall accelerate the exercisability and vesting of all outstanding Awards. The Administrator shall have the option (in its sole discretion) to (i) make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the sale price multiplied by the number of shares of Stock subject to all outstanding Options and Stock Appreciation Rights at exercise prices not in excess of the sale price and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) permit each grantee, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee.

(e) Substitute Awards.  The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

Section 4.	ELIGIBILITY

Grantees under the Plan will be such officers and other employees, Non-Employee Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

Section 5.	STOCK OPTIONS

(a) Grant of Stock Options.  Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable.

(b) Exercise Price.  The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c) Option Term.  The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than seven years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Shareholder.  Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise.  Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award Document:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that have been beneficially owned by the optionee for at least six months and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Document or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options.  To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

Section 6.	STOCK APPRECIATION RIGHTS

(a) Grant of Stock Appreciation Rights.  The Administrator in its discretion may grant Stock Appreciation Rights to any grantee (i) alone, (ii) simultaneously with the grant of a Stock Option and in conjunction therewith or in the alternative thereto or (iii) subsequent to the grant of a Non-Qualified option and in conjunction therewith or in the alternative thereto.

(b) Exercise Price of Stock Appreciation Rights.  The exercise price per share of a Stock Appreciation Right granted alone shall be determined by the Administrator, but shall not be less than 100% of Fair Market Value on the date of grant of such Stock Appreciation Right. A Stock Appreciation Right granted simultaneously with or subsequent to the grant of a Stock Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Stock Option, shall be transferable only upon the same terms and conditions as the related Stock Option, and shall be exercisable only to the same extent as the related Stock Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Stock exceeds the exercise price per share thereof.

(c) Terms and Conditions.  Upon any exercise of a Stock Appreciation Right, the number of shares of Stock for which any related Stock Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right shall have been exercised. The number of shares of Stock with respect to which a Stock Appreciation Right shall be exercisable shall be reduced upon any exercise of any related Stock Option by the number of shares for which such Option shall have been exercised. Any Stock Appreciation Right shall be exercisable upon such additional terms and conditions as may from time to time be prescribed by the Administrator.

(d) Settlement in Shares.  A Stock Appreciation Right shall entitle the grantee upon exercise thereof to receive from the Company, upon written request to the Company at its principal offices (the “Request”), a number of shares of Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion), having an aggregate Fair Market Value equal to the product of (i) the excess of Fair Market Value, on the date of such Request, over the exercise price per share of Stock specified in such Stock Appreciation Right or its related Option, multiplied by (ii) the number of shares of Stock for which such Stock Appreciation Right shall be exercised.

(e) Deemed Exercise.  A Stock Appreciation Right shall be deemed exercised on the last day of its term, if not otherwise exercised by the holder thereof, provided that the Fair Market Value of the Stock subject to the Stock Appreciation Right exceeds the exercise price thereof on such date.

(f) Term.  The term of a Stock Appreciation Right shall not exceed seven years.

Section 7.	RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards.  The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment

(or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award Document. The terms and conditions of each such Award Document shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Shareholder.  Upon execution of the Restricted Stock Award Document and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the Restricted Stock Award Document. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions.  Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Document. Except as may otherwise be provided by the Administrator either in the Award Document or, subject to Section 18 below, in writing after the Award Document is issued if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Stock.  The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Stock granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Stock with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award Document or, subject to Section 18 below, in writing after the Award Document is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

Section 8.	DEFERRED STOCK AWARDS

(a) Nature of Deferred Stock Awards.  The Administrator shall determine the restrictions and conditions applicable to each Deferred Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award Document. The terms and conditions of each such Award Document shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Deferred Stock Award granted to employees shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one year, and in the event any such Deferred Stock Award granted to employees shall have a time-based restriction, the total restriction period with respect to such Award shall not be less than three years; provided, however, that any Deferred Stock Award with a time-based restriction may become vested incrementally over such three-year period. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be settled in the form of shares of Stock. To the extent that a Deferred Stock Award is subject to

Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

(b) Election to Receive Deferred Stock Awards in Lieu of Compensation.  The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.

(c) Rights as a Shareholder.  A grantee shall have the rights as a shareholder only as to shares of Stock acquired by the grantee upon settlement of a Deferred Stock Award.

(d) Termination.  Except as may otherwise be provided by the Administrator either in the Award Document or, subject to Section 18 below, in writing after the Award Document is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

Section 9.	UNRESTRICTED STOCK AWARDS

(a) Grant or Sale of Unrestricted Stock.  The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

(b) Elections to Receive Unrestricted Stock In Lieu of Compensation.  Upon the request of a grantee and with the consent of the Administrator, each grantee may, pursuant to an irrevocable written election delivered to the Company no later than the date or dates specified by the Administrator, receive a portion of the cash compensation otherwise due to him in Unrestricted Stock (valued at Fair Market Value on the date or dates the cash compensation would otherwise be paid). Such Unrestricted Stock shall be paid to the grantee at the same time as the cash compensation would otherwise be paid.

Section 10.	CASH-BASED AWARDS

Grant of Cash-Based Awards.  The Administrator may, in its sole discretion, grant Cash-Based Awards to any grantee in such number or amount and upon such terms, and subject to such conditions, as the Administrator shall determine at the time of grant. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in shares of Stock, as the Administrator determines.

Section 11.	PERFORMANCE SHARE AWARDS

(a) Nature of Performance Share Awards.  The Administrator may, in its sole discretion, grant Performance Share Awards independent of, or in connection with, the granting of any other Award under the Plan. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the Performance Goals, the periods during which performance is to be measured, which may not be less than one year, and such other limitations and conditions as the Administrator shall determine.

(b) Rights as a Shareholder.  A grantee receiving a Performance Share Award shall have the rights of a shareholder only as to shares actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive shares of Stock under a

Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award agreement (or in a performance plan adopted by the Administrator).

(c) Termination.  Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 18 below, in writing after the Award agreement is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

Section 12.	DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights.  A Dividend Equivalent Right may be granted hereunder to any grantee as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Document. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award may provide that such Dividend Equivalent Right shall be settled upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award may also contain terms and conditions different from such other Award.

(b) Interest Equivalents.  Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c) Termination.  Except as may otherwise be provided by the Administrator either in the Award Document or, subject to Section 18 below, in writing after the Award Document is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

Section 13.	PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a) Performance-Based Awards.  Any employee or other key person providing services to the Company and who is selected by the Administrator may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Deferred Stock Award, Performance Share Awards or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Period. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Administrator may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. Each Performance-Based Award shall comply with the provisions set forth below.

(b) Grant of Performance-Based Awards.  With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c) Payment of Performance-Based Awards.  Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d) Maximum Award Payable.  The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 200,000 Shares (subject to adjustment as provided in Section 3(c) hereof) or $2,000,000 in the case of a Performance-Based Award that is a Cash-Based Award.

Section 14.	TRANSFERABILITY OF AWARDS

(a) Transferability.  Except as provided in Section 14(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action.  Notwithstanding Section 14(a), the Administrator, in its discretion, may provide either in the Award Document regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options or Deferred Stock Awards) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

(c) Family Member.  For purposes of Section 14(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary.  Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

Section 15.	TAX WITHHOLDING

(a) Payment by Grantee.  Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock.  Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

Section 16.	SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

Section 17.	TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

Section 18.	AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), without prior shareholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. Nothing in this Section 18 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(d).

Section 19.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

Section 20.	GENERAL PROVISIONS

(a) No Distribution.  The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Delivery of Stock Certificates.  Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Shareholder Rights.  Until Stock is deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a shareholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights.  Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions.  Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f) Forfeiture of Awards under Sarbanes-Oxley Act.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

Section 21.	EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

Section 22.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

Annex B

PROGRESS SOFTWARE CORPORATION
1991 EMPLOYEE STOCK PURCHASE PLAN
(Amended and Restated 18 March 2010)

1.	PURPOSE

The Progress Software Corporation Employee Stock Purchase Plan (the “Plan”) is intended to provide a method whereby employees of Progress Software Corporation (the “Company”) will have an opportunity to acquire an ownership interest (or increase an existing ownership interest) in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	DEFINITIONS

(a) “Eligible Compensation” for purposes of the Plan means: (i) with respect to individuals who are hourly employees, base salary plus payments for overtime and bonuses or (ii) with respect to individuals who are salaried employees, base salary plus sales commissions and bonuses. Eligible Compensation shall not include any deferred compensation other than contributions by an individual through a salary reduction agreement to a cash or deferred plan pursuant to Section 401(k) of the Code or to a cafeteria plan pursuant to Section 125 of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Committee” means the Compensation Committee of the Board.

(d) “Common Stock” means the common stock, $.01 par value per share, of the Company.

(e) “Company” shall also include any subsidiary of Progress Software Corporation designated as a participant in the Plan by the Board, unless the context otherwise requires.

(f) “Employee” means any person who is customarily employed at least 20 hours per week and more than five months in a calendar year by (i) the Company or (ii) any subsidiary corporation.

(g) “Subsidiary Corporation” shall mean any present or future corporation which is or would constitute a “subsidiary corporation” as that term is defined in Section 424(f) of the Code.

3.	ELIGIBILITY

(a) Participation in the Plan is completely voluntary. Participation during any one or more of the Offering Periods, as hereafter defined, under the Plan shall neither limit, nor require, participation during any other Offering Period.

(b) Each Employee of the Company and its Subsidiary Corporations shall be eligible to participate in the Plan on any Offering Period commencement date, as hereafter identified, following the completion of three months of continuous service with the Company and/or its Subsidiary Corporations; provided, however, that no Employee shall be granted an option under the Plan:

(i) if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Corporation; for purposes of this Paragraph the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee; or

(ii) which permits his/her rights to purchase stock under all Section 423 employee stock purchase plans of the Company and its Subsidiary Corporations to exceed US $25,000 of the fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding; for purposes of this Paragraph, the rules of Section 423 (b)(8) of the Code shall apply.

4.	OFFERING PERIOD/EXERCISE PERIOD

The right to purchase stock hereunder shall be made available by a series of “Exercise Periods” during an “Offering Period” to employees eligible in accordance with Paragraph 3 hereof.

Offering Period.  Each participant in the Plan will be enrolled in an Offering Period. An Offering Period has a duration of 27 consecutive months unless a participant: withdraws from the Plan, ceases to be an eligible employee, or is automatically transferred to a new Offering Period. Offering Periods commence on each of the following dates: January 1, April 1, July 1, or October 1.

Notwithstanding the foregoing, no Offering Period shall commence if at any time it is determined that the Company is not then lawfully permitted to offer, issue and sell shares of Common Stock in accordance with the terms of this Plan pursuant to an effective registration statement under the Securities Act of 1933, as amended. If an Offering Period cannot commence upon any date for the reason set forth above, an Offering Period may commence upon a date other than January 1, April 1, July 1 or October 1, and such Offering Period may be for a duration of less than 27 months. Any determination as to whether an Offering Period shall so commence on another date, and the duration of such Offering Period, shall be in the sole discretion of the Committee.

Exercise Period.  Each 27-month Offering Period consists of nine consecutive Exercise Periods lasting three months each. Exercise Periods start on January 1, April 1, July 1, and October 1.

Exercise Date.  During each 27-month Offering Period there will be nine Exercise Dates. An Exercise Date is the last date of each Exercise Period. Therefore, Exercise Dates will be as follows: March 31, June 30, September 30, and December 31.

Notwithstanding the foregoing and subject to Paragraph 22, in the event that, on any Exercise Date provided for herein, it is determined that the Company is not then lawfully permitted to offer, issue and sell shares of Common Stock in accordance with the terms of this Plan pursuant to an effective registration statement under the Securities Act of 1933, as amended, such Exercise Date shall be of no force or effect.

5.	PARTICIPATION

Any eligible employee may become a participant by completing a payroll deduction authorization form provided by the Company and filing it with their payroll department and the Plan administrator 20 days prior to an Offering Period commencement date.

A participant may be enrolled in only one Offering Period at a time. A participant will be re-enrolled automatically as a participant in future Offering Periods when an Offering Period in which such participant is currently enrolled ends, unless such participant withdraws from participation, is terminated or terminates employment, becomes ineligible to participate for any reason, or the Plan terminates.

6.	PAYROLL DEDUCTIONS

(a) At the time a participant files his/her authorization for a payroll deduction, he/she shall specify a percentage of his/her Eligible Compensation to be deducted from his/her pay on each payday during any Offering Period in which he/she is a participant in the Plan. Such percentage shall be in increments of one percent (1%) up to a maximum percentage to be established for each Offering Period by the Committee.

(b) Payroll deductions for participants shall commence on the Offering Period commencement date following the effective date of his/her authorization for such payroll deductions.

(c) A participant may, at any time, reduce the percentage (but not below 1%) of his/her Eligible Compensation to be deducted on each payday that he/she participates in the Plan. A reduction in payroll deductions will be effective on the seventh business day following receipt of notice by the Company and will apply to the first full pay period commencing after such date.

(d) A participant may, at any time, increase the percentage (but not above the maximum established by the Committee) of his/her Eligible Compensation to be deducted on each payday that he/she participates in the Plan. An increase in payroll deductions will be effective on the seventh business day following receipt of notice by the Company and will apply to the first full Exercise Period commencing after such date.

(e) All payroll deductions made for a participant shall be credited to his/her account under the Plan. A participant may not make any separate cash payment into such account.

7.	GRANTING OF OPTION/EXERCISE PRICE

(a) On the commencement date of each Offering Period, a participant in such Offering Period shall be deemed to have been granted an option to purchase on each Exercise Date during such Offering Period (at the per share exercise price) up to a number of shares of the Company’s Common Stock determined by dividing such participant’s payroll deductions accumulated during the applicable Exercise Period by eighty-five (85%) of the market value per share of the Company’s Common Stock on the Offering Period commencement date or on the Exercise Date, whichever is lower, provided that the number of shares subject to the option shall not exceed 200% of the number of shares determined by dividing 10% of the participant’s Eligible Compensation over the Offering Period (determined as of the Offering Period commencement date) by 85% of the market value per share of the Company’s Common Stock on the Offering Period commencement date, subject to the limitations set forth in Section 3 (b) and 12 hereof. The Market value per share of the Company’s Common Stock shall be determined as provided in Section 7(b) herein.

(b) The exercise price per share to be paid for Common Stock purchased under the Plan shall be equal to the lower of 85% of the market value per share of the Common Stock on the first day of the Offering Period in which the Exercise Date falls, or 85% of the market value per share of the Common Stock on the Exercise Date. Market value per share of the Common Stock on a particular date is the closing price (or closing bid, if no sales were reported) of the Common Stock on the National Association of Securities Dealers Automated Quotation System, Inc. (“NASDAQ”), or, in the event the Common Stock is listed on a stock exchange, the market value per share shall be the closing price on such exchange, for that date, as reported in the Wall Street Journal. If a closing price is not available for a particular date, then the market value per share to be used for that date will be the closing stock price as of the last preceding trading day on the NASDAQ or a stock exchange for which a closing price is available. If the Common Stock is not listed on the NASDAQ or a stock exchange then the market value per share will be determined by the Committee.

For purpose of calculating the number of shares of Common Stock to be purchased with payroll deductions from participants outside of the United States, the Company will use the exchange rate published in the Wall Street Journal on the Exercise Date.

8.	EXERCISE OF OPTION

Unless a participant withdraws from the Plan or is terminated from participating in the Plan pursuant to paragraph 10 hereof, his/her option for the purchase of Common Stock will be deemed to have been exercised automatically on each Exercise Date for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his/her account at that time will purchase at the price of the Common Stock as determined in Paragraph 7 (b). Fractional shares will not be issued under the Plan and any excess funds in a participant’s account representing any fractional shares after Common Stock purchases made on each Exercise Date will be automatically carried forward to the next Exercise Period unless the participant elects, by written notice to their payroll department, to have the excess returned to him/her.

In the event that an Exercise Date is of no force or effect pursuant to the provisions of Paragraph 4 above, the automatic exercise described in this Paragraph shall occur on the next succeeding Exercise Date in such Offering Period that has not been determined to be of no force or effect. If there is no such Exercise Date in the Offering Period, all of the participant’s outstanding payroll deductions for such Offering Period shall be returned to the participant, without interest.

9.	NEW OFFERING PERIOD

If the market value of the Common Stock is lower on an Exercise Date than it was on the first day of the Offering Period, then all participants in such Offering Period will be automatically withdrawn from that Offering Period immediately after the participants’ exercise of the option on such Exercise Date, and such participants will be automatically re-enrolled in a new Offering Period commencing immediately after that Exercise Date. The old Offering Period terminates upon such automatic re-enrollment.

10.	WITHDRAWAL AND TERMINATION

(a) Prior to the Exercise Date for each Exercise Period, any participant may withdraw all but not less than all of his/her payroll deductions under the Plan for such Exercise Period by giving written notice to his/her payroll department. All of the participant’s payroll deductions credited to such account will be paid to him/her after receipt of notice of withdrawal, without interest, and no future payroll deductions will be made. Withdrawal from an Exercise Period will be deemed to be a withdrawal from the Offering Period which includes such Exercise Period. The Company will treat any attempt to borrow by a participant on the security of accumulated payroll deductions as an election to withdraw such deductions.

(b) A participant may elect not to exercise an option by giving written notice to their payroll department no less than seven (7) business days prior to the applicable Exercise Date. Any such election will be treated as a withdrawal pursuant to section (a) above.

(c) A participant’s election not to participate in, or withdrawal from, any Offering Period or Exercise Period within such Offering Period will not have any effect upon his/her eligibility to participate in any succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

(d) Upon termination of the participant’s employment for any reason, including retirement but excluding death, all of his/her payroll deductions accrued during the relevant Exercise Period will be returned to the participant.

(e) Upon termination of the participant’s employment because of death, the participant’s beneficiary (as defined in Paragraph 14) shall have the right to elect, by written notice given to the participant’s former payroll department prior to the expiration of a period of 90 days commencing with the date of the death of the participant but in no event later than the applicable Offering Period, either

(i) to withdraw all of the payroll deductions credited to the participant’s account under the Plan; or

(ii) to exercise the participant’s option for the purchase of stock on the Exercise Date next following the date of the participant’s death for the purchase of the number of full shares which the participant’s accumulated payroll deductions, at the date of the participant’s death, will purchase at the applicable price, and any excess deductions will be returned to said beneficiary. In the event that no such written notice of election shall be duly received by the appropriate payroll department of the Company, the beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the participant at the date of the participant’s death and the same will be paid promptly to said beneficiary.

11.	INTEREST

No interest will be paid or allowed on any money paid into the Plan or credited to any participant.

12.	STOCK

(a) The maximum number of shares of Common Stock available for issuance and purchase by participants under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 17, shall be 4,900,000 shares of Common Stock, par value $.01 per share, of the Company. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available, the Company shall make a pro rata allocation of the shares available for delivery and distribution in an equitable manner, with the balances of payroll deductions credited to each participant under the Plan carried forward to the next Exercise Period in the applicable Offering Period or returned to the participant if the participant so chooses, by giving written notice to their payroll department to this effect.

(b) The participant will have no interest in stock underlying his/her option until such option has been exercised.

(c) The Committee, in its sole discretion, may establish a minimum holding period, if any, for shares of stock acquired pursuant hereto by any participant or his beneficiary pursuant to Paragraph 14 hereof. Certificates representing said shares of stock issued pursuant to this Plan may bear legends to that effect.

13.	ADMINISTRATION

The Plan shall be administered by the Committee. The interpretation and construction of any provision of the Plan and adoption of rules and regulations for administering the Plan shall be made by the Committee. Determinations made by the Committee with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives. Any rule or regulation adopted by the Committee shall remain in full force and effect unless and until altered, amended, or repealed by the Committee.

14.	DESIGNATION OF BENEFICIARY

A participant shall file with their payroll department a written designation of a beneficiary who is to receive any Common Stock and/or cash under the Plan. Such designation of beneficiary may be changed by the participant at any time by written notice. Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the participant’s death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Common Stock and/or cash to such beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the participant. No beneficiary shall prior to the death of the participant by whom he has been designated, acquire any interest in the Common Stock and/or cash credited to the participant under the Plan.

15.	TRANSFERABILITY

Neither payroll deductions credited to a participant nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Paragraph 10(a).

16.	USE OF FUNDS

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.	EFFECT OF CHANGES OF COMMON STOCK

If the Company shall subdivide or reclassify the Common Stock which has been or may be optioned under this Plan, or shall declare thereon any dividend payable in shares of such Common Stock, or shall take any other action of a similar nature affecting such Common Stock, then the number and class of shares of Common Stock which may thereafter be optioned (in the aggregate and to any participant) shall be adjusted accordingly and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the option price per share shall be adjusted to such extent as may be determined by the Committee, with the approval of independent public accountants and counsel, to be necessary to preserve the rights of the holder of such option.

18.	AMENDMENT OR TERMINATION

The Board may at any time terminate or amend the Plan. No such termination shall affect options previously granted, nor may an amendment make any change in any option theretofore granted which would adversely affect the rights of any participant holding options under the Plan.

19.	NOTICES

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the participant’s payroll department.

20.	MERGER OR CONSOLIDATION

If the Company shall at any time merge into or consolidate with another corporation, the holder of each option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such option for each share as to which such option shall be exercised, the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation. In accordance with this Paragraph and Paragraph 17, the Committee shall determine the kind and amount of such securities or property which such holder of an option shall be entitled to receive. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.

21.	APPROVAL OF STOCKHOLDERS

The Plan is subject to the approval of the stockholders of the Company at their next annual meeting or at any special meeting of the stockholders for which one of the purposes of such a special meeting shall be to act upon the Plan.

22.	GOVERNMENTAL AND OTHER REGULATIONS

The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company’s obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Plan shall be governed by, and construed and enforced in accordance with, the provisions of Sections 421, 423 and 424 of the Code and the substantive laws of the Commonwealth of Massachusetts. In the event of any inconsistency between such provisions of the Code and any such laws, said provisions of the Code shall govern to the extent necessary to preserve favorable federal income tax treatment afforded employee stock purchase plans under Section 423 of the Code.

Dear Shareholder:
Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.
Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.
Your vote must be received prior to the Annual Meeting of Shareholders, April 27, 2010.
Thank you in advance for your prompt consideration of these matters.
Sincerely,
Progress Software Corporation

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PROGRESS SOFTWARE CORPORATION
14 OAK PARK, BEDFORD, MASSACHUSETTS 01730
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — APRIL 27, 2010
      The undersigned shareholder of Progress Software Corporation, revoking all prior proxies, hereby appoints Richard D. Reidy, Norman R. Robertson and James D. Freedman, or any of them acting singly, proxies, with full power of substitution, to vote all shares of Common Stock of Progress Software Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s office at 14 Oak Park, Bedford, Massachusetts on April 27, 2010, at 10:00 A.M., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated March 26, 2010, a copy of which has been received by the undersigned, and in their discretion, upon any other business that may properly come before the meeting or any adjournments thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A SHAREHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke the proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person.
(Continued and to be signed on the reverse side)

COMMENTS:

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ANNUAL MEETING OF SHAREHOLDERS OF
PROGRESS SOFTWARE CORPORATION
April 27, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://materials.proxyvote.com/743312
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
↓  Please detach along perforated line and mail in the envelope provided.  ↓
■    20630303000000000000   4                                                         042710

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,
THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors.					FOR	AGAINST	ABSTAIN
				2.	To approve an amendment to the Progress Software Corporation 2008 Stock Option and Incentive Plan to increase the number of shares that may be issued under that plan by 6,000,000 shares.	☐	☐	☐

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Barry N. Bycoff O Ram Gupta O Charles F. Kane O David A. Krall O Michael L. Mark O Richard D. Reidy		3.
To approve an amendment to the Progress Software Corporation 1991 Employee Stock Purchase Plan, as amended, to increase the maximum number of shares that may be issued under that plan by 400,000 shares.
						☐	☐	☐
				4.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010.	☐	☐	☐

PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND MAIL IT IN THE ENCLOSED ENVELOPE TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. PLEASE SIGN EXACTLY AS NAME(S) APPEAR(S) ON STOCK CERTIFICATE(S). IF SHAREHOLDER IS A CORPORATION OR PARTNERSHIP, PLEASE HAVE AN AUTHORIZED OFFICER SIGN ON BEHALF OF THE CORPORATION OR PARTNERSHIP.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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